Exhibit 10.2

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

by and among

PRIMO WATER CORPORATION

PRIMO PRODUCTS, LLC

PRIMO DIRECT, LLC

PRIMO REFILL, LLC

and

PRIMO ICE, LLC

(as Borrowers)

and

PRIMO REFILL CANADA CORPORATION

(as Guarantor)

and

COMVEST CAPITAL II, L.P.

(as Lender)

April 30, 2012

(i)

4.12 Payment of Taxes	41
4.13 Payment of Leasehold Obligations	41
4.14 Accounts and other Receivables	41
4.15 Inventory	45
4.16 Maintenance of Equipment	45
4.17 Exculpation of Liability	45
4.18 Environmental Matters	46
4.19 Financing Statements	47

5. REPRESENTATIONS AND WARRANTIES	48

5.1 Authority, Etc.	48
5.2 Formation and Qualification	48
5.3 Survival of Representations and Warranties	49
5.4 Tax Returns	49
5.5 Financial Statements	49
5.6 Corporate Name	50
5.7 O.S.H.A. and Environmental Compliance	50
5.8 Solvency; No Litigation, Violation of Law; No ERISA Issues	51
5.9 Patents, Trademarks, Copyrights and Licenses	52
5.10 Licenses and Permits	53
5.11 No Contractual Default	53
5.12 No Burdensome Restrictions/No Liens	53
5.13 No Labor Disputes	53
5.14 Margin Regulations	53
5.15 Investment Company Act	54
5.16 Disclosure	54
5.17 Real Property	54
5.18 Hedging Agreements	54
5.19 Conflicting Agreements	54
5.20 Business and Property of Loan Parties	54
5.21 Material Contracts	55
5.22 Capital Structure	55
5.23 Bank Accounts, Security Accounts, Etc.	56
5.24 Related Agreements	56
5.25 OFAC	57

6. AFFIRMATIVE COVENANTS	57

6.1 Payment of Fees	57
6.2 Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets	57
6.3 Violations	58
6.4 Board Observation Rights	58
6.5 Execution of Supplemental Instruments; Further Assurances	58
6.6 Payment of Indebtedness	59
6.7 Standards of Financial Statements	59

(ii)

6.8 Post-Closing Deliveries	59

7. NEGATIVE COVENANTS	60

7.1 Merger, Amalgamation, Consolidation, Acquisition and Sale of Assets	60
7.2 Creation of Liens	62
7.3 Guarantees	62
7.4 Investments	62
7.5 Loans	64
7.6 Financial Covenants	64
7.7 Dividends and Distributions	65
7.8 Indebtedness	66
7.9 Nature of Business	67
7.10 Transactions with Affiliates	67
7.11 Leases	68
7.12 Subsidiaries	68
7.13 Fiscal Year and Accounting Changes	68
7.14 Pledge of Credit	69
7.15 Amendment of Organizational Documents; Revolving Loan Documents; and other Related Agreements	69
7.16 Compliance with ERISA	69
7.17 Prepayment, Etc. of Money Borrowed	70
7.18 State of Organization/Names/Locations	70
7.19 Foreign Assets Control Regulations, Etc.	70

8. CONDITIONS PRECEDENT	70

8.1 Conditions to Term Loan	70

9. INFORMATION AS TO LOAN PARTIES	74

9.1 Disclosure of Material Matters Pertaining to Collateral	74
9.2 Collateral and Related Reports	74
9.3 Environmental Reports	75
9.4 Litigation	76
9.5 Material Occurrences	76
9.6 Retail Store Locations	76
9.7 Annual Financial Statements	77
9.8 [Reserved.]	77
9.9 Monthly Financial Statements	77
9.10 Notices re Equity Holders; the Revolving Loan Documents	78
9.11 Additional Information	78
9.12 Projected Operating Budget	78
9.13 Variances From Operating Budget	78
9.14 Notice of Governmental Body Items	78
9.15 ERISA Notices and Requests	79
9.16 Notice of Change in Management, Etc.	79
9.17 Additional Documents	80

(iii)

10. EVENTS OF DEFAULT	80

11. LENDER’S RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT	82

11.1 Rights and Remedies	82
11.2 Waterfall	84
11.3 Lender’s Discretion	84
11.4 Setoff	84
11.5 Rights and Remedies not Exclusive	85
11.6 Commercial Reasonableness	85

12. WAIVERS AND JUDICIAL PROCEEDINGS	86

12.1 Waiver of Notice	86
12.2 Delay	86
12.3 Jury Waiver	86
12.4 Waiver of Counterclaims	86

13. EFFECTIVE DATE AND TERMINATION	86

13.1 Term	86
13.2 Termination	87

14. RESERVED	87

15. GUARANTEE	87

15.1 Guarantee; Contribution Rights	87
15.2 Waivers	88
15.3 No Defense	88
15.4 Guarantee of Payment	88
15.5 Liabilities Absolute	88
15.6 Waiver of Notice	89
15.7 Lender’s Discretion	90
15.8 Reinstatement	90
15.9 No Marshalling, Etc.	90
15.10 Action Upon Event of Default	91
15.11 Statute of Limitations	91
15.12 Interest	92
15.13 Guarantor’s Investigation	92
15.14 Termination of Guarantee	92
15.15 Extension of Guarantee	92
15.16 Applicability to Borrowers	92

(iv)

16. MISCELLANEOUS	93

16.1 Governing Law; Consent to Jurisdiction; Etc.	93
16.2 Entire Understanding; Amendments	93
16.3 Successors and Assigns; Participations; New Lenders; Taxes	94
16.4 Application of Payments	97
16.5 Indemnity/Currency Indemnity	97
16.6 Notice	98
16.7 Survival	99
16.8 Postponement of Subrogation, Etc. Rights	99
16.9 Severability	99
16.10 Expenses	99
16.11 Injunctive Relief	100
16.12 Consequential Damages	100
16.13 Captions	100
16.14 Counterparts; Facsimile or Emailed Signatures	100
16.15 Construction	100
16.16 Confidentiality; Sharing Information	101
16.17 Publicity	101
16.18 Patriot Act Notice	102
16.19 Conflict with Intercreditor Agreement	102

(v)

List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Term Note
Exhibit 9.7	Form of Compliance Certificate

Schedules

Schedule R-1	Real Property
Schedule 4.4	Equipment, Inventory and Books and Records Locations
Schedule 4.14(c)	Location of Chief Executive Offices
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Corporate Names
Schedule 5.8(b)	Litigation / Commercial Tort Claims / Money Borrowed
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.13	Labor Disputes
Schedule 5.21	Material Contracts
Schedule 5.22	Capital Structure
Schedule 5.23	Bank Accounts
Schedule 6.8	Post-Closing Deliveries
Schedule 7.2	Existing Liens
Schedule 7.8	Existing Indebtedness

-i-

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated April 30, 2012, is entered into by and among PRIMO WATER CORPORATION, a corporation organized under the laws of the State of Delaware (“Parent”), PRIMO PRODUCTS, LLC, a limited liability company organized under the laws of the State of North Carolina (“Products”), PRIMO DIRECT, LLC, a limited liability company organized under the laws of the State of North Carolina (“Direct”), PRIMO REFILL, LLC, a limited liability company organized under the laws of the State of North Carolina (“Refill”), PRIMO ICE, LLC, a limited liability company organized under the laws of the State of North Carolina (“ICE”; and together with Parent, Products, Direct, Refill and any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, the “Borrowers”), PRIMO REFILL CANADA CORPORATION, a corporation organized under the laws of the Province of British Columbia, Canada (“Canadian Guarantor”; and together with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”), and COMVEST CAPITAL II, L.P., a Delaware limited partnership (in its individual capacity, “Comvest”), in its capacity as lender (in such capacity, the “Lender” and collectively with any other lender which may hereafter become a party hereto, the “Lenders”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties and the Lender hereby agree as follows:

1.	DEFINITIONS.

1.1	Accounting Terms.

As used in this Agreement, the Term Note, any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2	General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“Accounts” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s “accounts” as defined in the UCC whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

“Acquisition Pro Forma” shall have the meaning set forth in the definition of Permitted Acquisition.

“Administrative Borrower” shall mean Parent, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.12 hereof, and its successors and assigns in such capacity.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (A) to vote twenty (20%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Credit and Security Agreement, as amended, restated, modified and supplemented from time to time.

“Approved Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) the Lender, (ii) a Controlled Affiliate of the Lender, (iii) the same investment advisor that manages the Lender or (iv) a Controlled Affiliate of an investment advisor that manages the Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for the Lender or any Person described in clause (a) above.

“Assignee Lender” shall have the meaning set forth in Section 16.3(c).

“Authority” shall have the meaning set forth in Section 4.18(d).

“Bankruptcy Code” shall have the meaning set forth in Section 2.10(a) and shall include, with respect to Canadian Guarantor, the Bankruptcy & Insolvency Act, the Companies’ Creditors Arrangement Act, the Winding Up and Restructuring Act and the Business Corporations Act (Ontario) and any other statute with similar application regarding the restructuring, reorganization, winding up or liquidation of a debtor.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“Blocked Accounts” shall have the meaning set forth in Section 4.14(h).

“Borrower” or “Borrowers” shall have the meanings set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.4.

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, or (c) a day on which banking institutions in the State of Florida, the State of New York, the State of New Jersey or the State of New Hampshire are authorized or required by applicable law or executive order to close.

“Business Reduction Event” shall mean either (a) the complete discontinuation of the sale of all product lines of the Loan Parties in any Walmart retail location or any Lowes retail location (each a “retail store location reduction”), which results in a net retail store location reduction for Walmart or Lowes, individually relating to each such company and not in the aggregate, of 600 or more at any time following the Closing Date or (b) the complete discontinuation of the sale of the Refill product line in any Walmart retail location (each a “Refill retail store location reduction”), which results in a net Refill retail store location reduction for Walmart of 600 or more at any time following the Closing Date. For purposes of determining whether or not a Business Reduction Event has occurred, as of the Closing Date, the Loan Parties sell product lines in (a) 2,759 Walmart retail locations and (b) 1,697 Lowes retail locations.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, without duplication, all expenditures (including deposits) made by such Person for, or contracts for expenditures with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, as determined in accordance GAAP consistently applied and all other expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP consistently applied, should be accounted for as a capital lease.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency (an “A Rated Bank”); (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks; (e) mutual funds that invest solely in one or more of the investments described in clauses (a) through (d) above; and (f) with respect to such investments in currencies other than Dollars or in jurisdictions other than the United States, other investments reasonably deemed by a Loan Party to be equivalent to the investments described in clauses (a) through (e) above.

“Cash Interest Expense” shall mean, without duplication, for any period, Interest Expense (excluding the following non-cash components of Interest Expense: (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs, and (b) interest paid in kind).

“Cash Receipt Account” or “Cash Receipt Accounts” shall mean, individually or collectively, all lockbox accounts, dominion accounts or other deposit accounts established and maintained by Loan Parties for the purpose of collecting or depositing cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds), and which are designated as such and listed on Schedule 5.23.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Tax Law” shall mean a change in the treaty, law or regulation after the date on which the applicable Lender becomes a party to this Agreement (or, if such Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Lender became such a beneficiary or member, if later); provided, however, such term does not include regulations or other guidance issued by the IRS or U.S. Treasury implementing or interpreting laws already enacted, but not yet effective.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in (a) fifty-one (51%) percent or more of the Voting Equity Interests of Parent owned and controlled by a single Person (as such term is used in Section 13(d)(3) of the Exchange Act), (b) one hundred (100%) percent of the Equity Interests of each Borrower (other than Parent) is no longer owned and controlled by Parent, (c) one hundred (100%) percent of the Equity Interests of each Loan Party (other than Borrowers and Parent) is no longer owned and controlled directly or indirectly by Borrowers or Parent or (d) a “Change of Control” or other similar event shall occur, as defined in, or under, the Revolving Loan Documents.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any Subsidiary of any Loan Party.

“Closing Date” shall mean April 30, 2012.

“Closing Fee” shall mean the closing fee payable in accordance with the Fee Letter.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean any and all collateral granted under this Agreement or any Other Document to secure any and all of the Obligations, including without limitation all tangible and intangible property of each Loan Party, all personal and real property of each Loan Party, all movable and immovable property of each Loan Party, in each case whether now owned or hereafter acquired and wherever located, including, but not limited to, the following of each Loan Party:

(a) all Accounts and other Receivables;

(b) all certificated and uncertificated securities;

(c) all chattel paper, including electronic chattel paper;

(d) all Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, supporting information, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e) all Contract Rights;

(f) all commercial tort claims, (including, without limitation any commercial tort claims from time to time described on Schedule 5.8(b) (as such Schedule 5.8(b) may from time to time be updated));

(g) all deposit accounts;

(h) all documents;

(i) all financial assets;

(j) all General Intangibles, including payment intangibles and software;

(k) all goods (including all Equipment and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(l) all instruments;

(m) all Intellectual Property;

(n) all Investment Property;

(o) all of the Equity Interests issued by each Loan Party (other than Parent) and each of their Subsidiaries;

(p) all leasehold interests;

(q) all cash, cash equivalents or other money;

(r) all letter of credit rights;

(s) all security entitlements;

(t) all supporting obligations;

(u) all of each Loan Party’s right, title and interest in and to (i) all of its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, compensation, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) all other property of any kind whatsoever of each Loan Party, including, but not limited to, warranty claims, relating to any goods; (v) all of each Loan Party’s Contract Rights, rights of payment which have been earned under a Contract Right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Loan Party, all real, immovable, movable and personal property of third parties in which such Loan Party has been granted a Lien; and (vii) any other goods, movable or personal property or real or immovable property of any kind or description, wherever located, now or hereafter owned or acquired by any Loan Party; and

(v) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing;

provided, however, that, no Excluded Assets shall be included in Collateral.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Lender, from any lessor of premises to any Loan Party, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, duly executed and delivered in favor of the Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person.

“Compliance Certificate” shall mean the Compliance Certificate executed and delivered by a Responsible Officer of Administrative Borrower pursuant to Sections 9.7 and 9.9 in the form of Exhibit 9.7 appended hereto.

“Computer Hardware and Software” shall mean all of each Loan Party’s and each of its Subsidiary’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (c) any firmware associated with any of the foregoing; and (d) any documentation for hardware, software and firmware described in clauses (a), (b) and (c) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Comvest” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or to permit the effectuation and performance of this Agreement, the Other Documents and the Related Transactions, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Contract Right” shall mean any right of each Loan Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Control Notice” shall mean a written notice delivered by the Lender pursuant to a “control” or other agreements instructing the depository bank to comply with instructions originated by the Lender with respect to the Blocked Account that is covered thereby without further consent of Loan Parties.

“Controlled Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to (a) vote fifty-one (51%) percent or more of the Equity Interests having ordinary voting power for the election of directors or managers (or other comparable body) of such Person, and (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Currency Due” shall have the meaning set forth in Section 16.5.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or Contract Right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the United States of America Customs and Border Protection Agency of the United States Department of Homeland Security.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the Term Note.

“Depository Accounts” shall have the meaning set forth in Section 4.14(h).

“Disposition” shall have the meaning set forth in Section 7.1; and “Dispose” shall have the correlative meaning.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as reasonably determined by the Lender at such time that such amount could be converted into Dollars by the Lender according to prevailing exchange rates selected by the Lender.

“EBITDA” shall mean for any period, without duplication, the total of the following for Loan Parties and their Subsidiaries on a consolidated basis, each calculated for such period:

(a) Net Income; plus

(b) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) income and franchise taxes paid or accrued, (ii) Interest Expense, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) non-cash impairment charges, (v) non-cash compensation expense in an amount not to exceed $2,000,000 in the aggregate during any fiscal year, (vi) non-cash equity charges, (vii) non-cash charges related to acquisition, severance and reserves in an amount not to exceed $500,000 in the aggregate during any fiscal year and (viii) severance costs paid during such period in an amount not to exceed $375,000 in the aggregate during any fiscal year; less

(c) (without duplication), to the extent included in the calculation of Net Income, the sum of (i) the income of any Person (other than a Loan Party or a Subsidiary of any Loan Party) in which any Loan Party or a Subsidiary of any Loan Party has an ownership interest except to the extent such income is received by any Loan Party or such Subsidiary in a cash distribution during such period, (ii) gains or losses from sales or other dispositions of assets (other than sales of Inventory in the normal course of business) and (iii) the greater of (A) $0 and (B) the sum of extraordinary or non-recurring gains less extraordinary or non-recurring losses;

provided that notwithstanding the foregoing, for purposes of the calculations set forth in Section 7.6(b) and (c), EBITDA shall be deemed to be (i) $2,300,000 for the fiscal quarter ended June 30, 2011, (ii) $1,600,000 for the fiscal quarter ended September 30, 2011 and (iii) ($400,000) for the fiscal quarter ended December 31, 2011.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(d).

“Environmental Laws” shall mean all federal, state, provincial, local and other environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, formal agency, interpretations, decisions, orders and directives of federal, state, local and other Governmental Body with respect thereto.

“Equipment” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s, whether now owned or hereafter acquired and wherever located equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

“Equity Interest Option Holders” shall mean those directors, officers and employees holding options and/or warrants in respect of the Equity Interests of Parent.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other equity interests).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the imposition of a lien under Section 412 or 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (h) a Title IV Plan is in “at risk status” within the meaning of Code Section 430(i), (i) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Code Section 432(b); (j) an ERISA Affiliate incurs a substantial cessation of operations within the meaning of ERISA Section 4062(e), with respect to a Title IV Plan; (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (l) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (m) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (n) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the Code.

“Event of Default” shall mean the occurrence of any of the events set forth in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

“Excess Availability” shall have the meaning set forth in the Revolving Loan Agreement.

“Excluded Assets” shall mean:

(a) any Excluded Equity Interests;

(b) each instrument, contract (including each Intellectual Property-related contract and any Accounts and other Receivables arising under such contract), chattel paper, license, permit, General Intangible, and other agreement that is with, or issued by, a Person that is not a Loan Party or Affiliate of any Loan Party, but only while, and only to the extent that, the grant of a security interest therein pursuant to this Agreement would result in a default or penalty under, or a breach, violation or termination of, such instrument, contract, chattel paper, license, permit, General Intangible, or other agreement (any such provisions that would result in any of the foregoing being referred to herein as a “Restriction”; and any such asset or property, or interest thereon, that is at any time subject to a Restriction being referred to herein as a “Restricted Asset”), except, in each case, to the extent that, pursuant to the Code or other applicable law, the grant of a security interest therein can be made without resulting in a default or penalty thereunder or breach, violation or termination thereof; provided, that, none of the foregoing assets and properties, or interests therein, shall constitute Excluded Assets if (i) the Restriction applicable thereto has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such Restricted Asset, or (ii) such Restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the UCC, as applicable, and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code or the PPSA) or principles of equity; provided further, that, (A) immediately upon the ineffectiveness, lapse or termination of any such Restriction with respect to a Restricted Asset (a “Non-Restricted Asset”), such Loan Party shall be deemed to have automatically, without further act by any Loan Party, the Lender or any other Person, granted a security interest in, all its rights, title and interests in and to such Non-Restricted Asset as if such Restriction had never been in effect; and (B) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Lender’s unconditional continuing security interest in and to all rights, title and interests of such Loan Party in or to any payment obligations or other rights to receive monies due or to become due under any such Restricted Asset and in any such monies and other proceeds of such Restricted Asset;

(c) applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Loan Party in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Loan Party to the Lender hereunder;

(d) any Restricted Account but only while, and only to the extent that, the grant of a security interest therein pursuant to this Agreement is prohibited under applicable law;

(e) any “consumer goods” within the meaning of the PPSA of Canadian Guarantor;

(f) the last day of any term of any lease (whether oral or written) or any agreement to lease (but Canadian Guarantor will stand possessed of any such revision in trust for the Lender or as the Lender may direct and Canadian Guarantor will assign and dispose thereof in accordance with such directions); and

(g) any property of any Loan Party to the extent that the Lender shall determine in its sole discretion that the costs of obtaining a Lien in such property is excessive in relation to the value of the security to be afforded thereby.

“Excluded Equity Interests” shall mean (a) voting Equity Interests issued by a Non-US Subsidiary that is a CFC and a “first-tier” foreign Subsidiary (other than the Canadian Guarantor) representing in excess of sixty-six (66%) percent (or such greater percentage to the extent such greater percentage would not result in a material adverse tax consequence to Loan Parties under Treas. Reg. Section 1.956-2) of the voting Equity Interests of such Non-US Subsidiary and (b) the Equity Interests of any Non-US Subsidiary that is not a “first-tier” foreign Subsidiary.

“Excluded Tax” shall mean, (a) with respect to the Lender (as defined in Section 2.13) any Tax imposed on (or measured by) the Lender’s gross revenues or net income (however denominated) and any franchise tax (in each case imposed in lieu of a net income tax) by any jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office or its applicable lending office is located, and any branch profits taxes imposed on the Lender by the United States or any similar tax imposed on the Lender by a jurisdiction in which the Lender is resident for tax purposes, and (b) in the case of a Lender organized under the laws of a jurisdiction outside the United States, any federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 16.3(f) or Section 16.3(h).

“Existing Deposit Accounts” shall have the meaning set forth in Section 4.14(h).

“Existing Deposit Banks” shall mean, collectively, Wells Fargo Bank, N.A., Bank of America, N.A. and Royal Bank of Canada.

“Extraordinary Receipts” shall mean any cash received by any Loan Party or any of their respective Subsidiaries consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not a Loan Party or any of their respective Subsidiaries, or (ii) received by a Loan Party or any of their respective Subsidiaries as reimbursement for any payment previously made to such Person), (c) any purchase price adjustment received in connection with any purchase or other acquisition agreement, (d) tax refunds, (e) pension plan reversions, (f) proceeds of insurance (other than such proceeds described in Section 2.5(a)) and (g) at any time that an Event of Default has occurred and is continuing, at the sole discretion of the Lender, any other cash received by any Loan Party or any of their respective Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.5(a) of this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, by and among the Borrowers and the Lender, as amended, restated, modified and supplemented from time to time.

“Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties and their Subsidiaries on a consolidated basis, for any applicable period, the ratio of (a) EBITDA for such period minus all unfinanced Capital Expenditures (other than Capital Expenditures financed with proceeds of debt, asset Dispositions (other than sales of inventory) and insurance and condemnation proceeds in an amount not to exceed the amount of any such proceeds) made during such period minus cash taxes paid during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, as to Loan Parties and their Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Money Borrowed, Indebtedness with respect to earn-outs and similar obligations and Indebtedness with respect to Capital Leases, in each case made or required to be made during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases paid in cash), plus (c) all taxes paid or required to be paid during such period in cash, plus (d) all cash dividends or other cash distributions made or required to be made on account of Equity Interests (other than those made to a Loan Party) and all repurchases or redemptions of Equity Interests (other than those made to a Loan Party) made or required to be made during such period, plus (e) all management and similar fees paid in cash to any Affiliate of Loan Parties and their Subsidiaries for such period.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, as may be amended from time to time by the Financial Accounting Standards Board; except, that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.6 hereof, the Lender and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Lender and the Borrowers, after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.6 hereof shall be calculated on the basis of such principles in effect prior to such change and consistent with those used in the preparation of the most recent audited financial statements delivered to the Lender prior to the date of such change.

“General Intangibles” shall mean and include as to each Loan Party and each of its Subsidiaries, all of such Loan Party’s and Subsidiary’s general intangibles (as such term is defined in the UCC) and intangibles (as such term is defined in the PPSA), whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, Liens or other security held by or granted to such Loan Party or Subsidiary to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross Profit” of any Person shall mean the total revenue of such Person for the applicable period less the cost of goods sold, as determined in accordance with GAAP consistently applied as in effect on the Closing Date.

“Guarantee” shall mean the guarantee set forth in Section 15 of this Agreement and any other guarantee of the Obligations of the Borrowers now or hereafter executed by a Guarantor in favor of the Lender.

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons as well as each other Subsidiary of Parent and the Borrowers that becomes a guarantor of any of the Obligations after the Closing Date pursuant to Section 7.12(a) or otherwise.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Substances Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or other law, and any other applicable federal, state, provincial or other laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Agreements” shall mean an agreement between any Loan Party and any financial institution that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against fluctuations in or managing exposure with respect to interest or exchange rates, currency valuations or commodity prices.

“Indebtedness” of a Person at a particular date shall mean (a) all indebtedness for Money Borrowed of such Person whether direct or guaranteed; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP consistently applied; (c) notes payable and drafts accepted representing extensions of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument (including, without limitation, the maximum potential amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (g) all obligations evidenced by bonds, debentures, notes or similar instruments; (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (i) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedging Agreements; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP consistently applied, in each case whether such liabilities are present or future, actual or contingent and whether owned jointly or severally.

“Intellectual Property” shall mean all trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and between the Lender and the Revolving Loan Agent, and acknowledged and agreed to by Loan Parties.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP consistently applied, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period).

“Inventory” shall mean and include as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party’s and Subsidiary’s now owned or hereafter acquired inventory (as such term is defined in the UCC or the PPSA, as applicable), goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s or Subsidiary’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party or Subsidiary, and all documents of title or other documents representing them.

“Investment Property” shall mean any “investment property” as such term is defined in Section 9-102 of the UCC or the PPSA, as applicable, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party or Subsidiary, including the rights of any Loan Party or Subsidiary to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party or Subsidiary; (d) all commodity contracts of any Loan Party or Subsidiary; and (e) all commodity accounts held by any Loan Party or Subsidiary.

“IRS” shall mean the United States Internal Revenue Service.

“Judgment Currency” shall have the meaning set forth in Section 16.5.

“Lender” and “Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC, PPSA or comparable law of any jurisdiction. Any reference to the Lien of the Lender shall be construed in the broadest sense possible and shall in each case include a security interest and other Lien as the context implies.

“Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

“Lowes” shall mean Lowes Companies, Inc.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets or business of any Borrower on an individual basis and/or Loan Parties and their Subsidiaries taken as a whole, (b) any Loan Party’s ability to pay the Obligations or to comply with this Agreement or any Other Document in accordance with the terms hereof or thereof, (c) the value of the Collateral, or the Lender’s Liens on the Collateral or the priority of any such Lien or (d) the Lender’s ability to realize on the Collateral or otherwise enforce the terms of this Agreement or any of the Other Documents.

“Material Contracts” shall have the meaning set forth in Section 5.21.

“Maximum Credit” shall have the meaning as defined in the Revolving Loan Agreement as in effect on the date hereof; it being understood and agreed that after the date hereof, the Maximum Credit may be increased in accordance with Section 2.19 of the Revolving Loan Agreement as in effect on the date hereof and the term “Maximum Credit” as used herein shall mean the Maximum Credit as so increased.

“Maximum Lawful Rate” shall have the meaning set forth in Section 2.7.

“Money Borrowed” shall mean (a) Indebtedness for borrowed money arising from the lending of money by any Person to any Loan Party or any of their respective Subsidiaries, (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) Indebtedness of any Loan Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Indebtedness for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the aggregate income (or loss) of Loan Parties and their Subsidiaries for such period, all computed and calculated in accordance with GAAP consistently applied on a consolidated basis.

“Non-Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Non-US Loan Party” shall mean a Loan Party other than a US Loan Party.

“Non-US Subsidiary” shall mean any Subsidiary other than a US Subsidiary.

“Obligations” shall mean and include any and all of each Loan Party’s Indebtedness and/or liabilities pursuant to or evidenced by this Agreement, the Term Note, the Warrants or any Other Documents to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) and all obligations of any Loan Party to the Lender to perform acts or refrain from taking any action under this Agreement or any Other Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Account” or “Operating Accounts” shall mean, individually or collectively, the operating accounts established and maintained by Loan Parties and which are designated as such and listed on Schedule 5.23.

“Original Term” shall have the meaning set forth in Section 13.1.

“Other Documents” shall mean the Term Note, the Questionnaire, any Guarantee, any Collateral Access Agreement, the Intercreditor Agreement, the Warrants, the Registration Rights Agreement and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, security agreements, mortgages, deeds of trust, debentures, control agreements, other collateral documents, subordination agreements, intercreditor agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and/or delivered by any Loan Party to the Lender in respect of the transactions contemplated by this Agreement, in each case, as such agreements, instruments and documents are amended, restated, modified or supplemented from time to time.

“Parent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Participant” shall have the meaning set forth in Section 16.3(b).

“Payment in Full” or “Paid in Full” shall mean all of the Obligations have been paid in full in cash or, in the case of any contingent Obligations, each Loan Party shall have furnished the Lender with cash collateral from a Person, and pursuant to terms and conditions which are satisfactory to the Lender in all respects, or indemnification from a Person consistent with the terms and provisions of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” shall mean the purchase by a Borrower or wholly-owned US Subsidiary of Borrower that is a Loan Party after the date hereof of all or substantially all of the assets or property or all of the Equity Interests of any Person or any business unit or division of such Person (such assets or Person being referred to herein as the “Target”), subject to the satisfaction of each of the following conditions:

(a) the Lender shall receive at least thirty (30) days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) the Target’s assets shall only comprise a business of the type engaged in by Loan Parties as of the date hereof or ancillary businesses reasonably related to the business engaged in by Loan Parties as of the date hereof, and which business would not subject the Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Other Documents other than approvals applicable to the exercise of such rights and remedies with respect to Loan Parties prior to such proposed Permitted Acquisition;

(c) the total cash and non-cash consideration paid by Loan Parties and their Subsidiaries (including, without limitation, assumption or incurrence of all Indebtedness (including without limitation earn-outs and deferred purchase price obligations)) for (i) all Permitted Acquisitions shall not exceed $10,000,000 in the aggregate during the Term or (ii) any Permitted Acquisition shall not exceed $3,000,000;

(d) subject to the limitation in clause (c) immediately above and all of the other terms and conditions of this Agreement, Borrowers may use proceeds of Revolving Advances in an aggregate amount not to exceed (i) $3,000,000 in the aggregate during the Term to fund the consideration paid by Loan Parties in all Permitted Acquisitions or (ii) $1,000,000 to fund the consideration paid by Loan Parties in any single Permitted Acquisition; provided, that, at the time of any such proposed usage of Revolving Advances and after giving effect thereto, Excess Availability (i) for the thirty (30) consecutive day period immediately prior to the date of the consummation of such proposed Permitted Acquisition is not less than $7,500,000 and (ii) is not less than $7,500,000 on the date of and after giving effect to any such proposed Permitted Acquisition;

(e) Loan Parties and their Subsidiaries (including the Target), on a consolidated basis, shall have a Fixed Charge Coverage Ratio of 1.1:1.0 on the date of and on a pro forma basis for the trailing twelve (12) month period after giving effect to such proposed Permitted Acquisition;

(f) Target must have had a positive EBITDA on a cumulative basis for the immediately preceding four (4) fiscal quarters and no more than one (1) fiscal quarter during such four fiscal quarter period may have a negative EBITDA;

(g) at or prior to the closing of such proposed Permitted Acquisition, the Lender will be granted a second priority perfected security interest and lien (subject to Permitted Encumbrances) in all assets and Equity Interests (other than Excluded Assets) acquired in connection therewith and each Person acquired in connection therewith shall have joined this Agreement as a Guarantor and each Loan Party and each Person acquired in connection therewith shall have executed (or caused to be executed) such documents and taken such actions as may be required by the Lender in its Permitted Discretion in connection therewith;

(h) such proposed Permitted Acquisition shall not be hostile and, prior to its closing, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(i) such proposed Permitted Acquisition shall only involve assets located in the United States;

(j) all material consents necessary for such proposed Permitted Acquisition (including such consents as the Lender deems reasonably necessary) have been acquired and such proposed Permitted Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(k) each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such date such proposed Permitted Acquisition is consummated both before and after giving effect thereto as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date);

(l) Administrative Borrower shall have delivered to the Lender, in form and substance reasonably satisfactory to the Lender:

(A) a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such proposed Permitted Acquisition and the funding of all Revolving Advances in connection therewith, and such Acquisition Pro Forma shall reflect that (x) Excess Availability criteria set forth above has been satisfied, and (y) on a pro forma basis, no Default or Event of Default has occurred and is continuing or would result after giving effect to such proposed Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Section 7.6 for the four (4) quarter period reflected in the Compliance Certificate most recently delivered to the Lender pursuant to Section 9.7 prior to the consummation of such proposed Permitted Acquisition (after giving effect to such proposed Permitted Acquisition and all Revolving Advances funded in connection therewith as if made on the first (1st) day of such period);

(B) updated versions of the most recently delivered projections delivered pursuant to Section 5.5(b) covering the one (1) year period commencing on the date of such proposed Permitted Acquisition and otherwise prepared in accordance with such projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to the Lender, taking into account such proposed Permitted Acquisition; and

(C) a certificate of the chief financial officer of Administrative Borrower to the effect that: (w) each Loan Party (after taking into consideration all rights of contribution and indemnity such Loan Party has against each other Loan Party) will be Solvent upon the consummation of such proposed Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Loan Parties and their Subsidiaries (on a consolidated and consolidating basis) as of the date thereof after giving effect to such proposed Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Loan Parties and their Subsidiaries subsequent to the date thereof based upon the historical performance of Loan Parties, their Subsidiaries and the Target and show that Loan Parties and their Subsidiaries shall continue to be in compliance with the financial covenants set forth in Section 6.8 for the remainder of the Term; and (z) Loan Parties have completed their due diligence investigation with respect to the Target and such proposed Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Lender;

(m) on or prior to the date of such proposed Permitted Acquisition, the Lender shall have received, in form and substance reasonably satisfactory to the Lender, copies of the acquisition agreement (which shall allow collateral assignments of Loan Parties rights thereunder in favor of the Lender) or merger agreement, as applicable, and all related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Lender; and

(n) concurrently with consummation of such proposed Permitted Acquisition, Administrative Borrower shall have delivered to the Lender a certificate stating that the foregoing conditions have been satisfied.

“Permitted Discretion” shall mean a determination made by the Lender in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of the Lender, which, in each case, secure Obligations;

(b) Liens for taxes, assessments or other governmental charges (“Tax Lien”) not delinquent or being contested in good faith and by appropriate proceedings by the applicable Loan Party or Subsidiary of a Loan Party and with respect to which proper reserves have been taken by Loan Parties and the Subsidiaries; provided, that, the Tax Lien shall have no effect on the priority of the Liens in favor of the Lender or the value of the Collateral in which the Lender has such a Lien (taking into account any such reserves taken by the Loan Parties) and a stay of enforcement of any such Tax Lien shall be in effect;

(c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in each case made in the ordinary course of business and excluding deposits, liens or pledges under ERISA;

(d) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business;

(e) mechanics’, workers’, materialmen’s, carriers’, warehousemen’s, landlords or other like Liens arising in the ordinary course of the applicable Loan Party’s or Subsidiary’s business with respect to obligations which are (i) not due or (ii) being contested in good faith and by appropriate proceedings by the applicable Loan Party or Subsidiary of a Loan Party and with respect to which proper reserves have been taken by Loan Parties and the Subsidiaries; provided, that, the such Lien shall have no effect on the priority of the Liens in favor of the Lender or the value of the Collateral in which the Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect;

(f) Liens placed upon fixed assets and intellectual property related to such fixed assets hereafter acquired by any Loan Party or any Subsidiary to secure a portion of the purchase price thereof; provided, that, (i) any such Lien shall not encumber any other property of Loan Parties or their Subsidiaries and (ii) the aggregate amount secured by such Liens shall not exceed the applicable amount provided for in Section 7.8(b);

(g) Liens in existence on the date hereof that are disclosed on Schedule 7.2;

(h) Liens on amounts not exceeding $100,000 in the aggregate deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business;

(i) with respect to any Real Property, Liens consisting of easements, rights of way and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(j) Liens on Depository Accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such Depository Accounts solely to the extent they secure customary account fees and charges payable in respect of such Depository Accounts;

(k) non-consensual statutory Liens (other than Liens securing the payment of taxes or ERISA matters) arising in the ordinary course of a Loan Party or Subsidiary’s business; provided, that, such Liens do not secure Indebtedness or any other amounts in excess of $100,000 in the aggregate which are past due;

(l) Liens arising from (i) operating leases with respect to assets which are not owned by any Loan Party or any Subsidiary and the precautionary UCC and PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Loan Party or Subsidiary located on the premises of such Loan Party or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Loan Parties and their Subsidiaries and the precautionary UCC and PPSA financing statement filings in respect thereof;

(m) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default;

(n) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by Loan Parties or their Subsidiaries in the ordinary course of business;

(p) Liens on specific fixed assets and intellectual property related to such specific fixed assets (as opposed to any blanket lien on any asset type) acquired pursuant to a Permitted Acquisition in existence at the time such assets are acquired pursuant to such Permitted Acquisition and not created in contemplation thereof; provided, that, such Liens do not attach to any assets other than the assets acquired pursuant to such Permitted Acquisition;

(q) receipt of deposits and advances from customers in the ordinary course of business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Loan Party or any Subsidiary;

(r) Liens securing Indebtedness of any Loan Party under the Revolving Loan Documents, subject in all respect to the Intercreditor Agreement;

(s) Liens of any counterparty to a Hedging Agreement to secure the Indebtedness permitted under Section 7.8(e); and

(t) Liens on amounts not exceeding $100,000 in the aggregate deposited as security for corporate credit card programs maintained in the ordinary course of business.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, company, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“PPSA” shall mean the Personal Property Security Act (British Columbia) or any other like applicable federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Qualified Plan” shall mean a Plan that is intended to be tax qualified under Section 401(a) of the Code.

“Questionnaire” shall mean each of the Information Certificates, each dated as of the date hereof, executed by each Loan Party in favor of the Lender.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party and each of their Subsidiary’s right, title and interest in and to its owned and leased premises.

“Receivables” shall mean and include, as to each Loan Party and each Subsidiary of each Loan Party, all of such Loan Party’s and Subsidiary’s Accounts, Contract Rights, instruments (including promissory notes and instruments evidencing indebtedness owed to Loan Parties and their Subsidiaries by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to Accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party and Subsidiary arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Lender hereunder.

“Refill Division” shall mean the filtered drinking water refill business of the Borrowers, whether operated by one or more of the Borrowers, including, without limitation, the assets owned by any of the Borrowers and acquired from Culligan of Canada, Ltd. and Culligan International Company pursuant to an Asset Purchase Agreement dated as of March 8, 2011 and from Culligan Store Solutions, LLC pursuant to an Asset Purchase Agreement dated as of June 1, 2010.

“Register” shall have the meaning set forth in Section 16.3(d).

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Closing Date, made by the Parent for the benefit of the Lender and any subsequent holders, as same may be amended, modified, supplemented and/or restated from time to time.

“Related Agreements” shall mean the Revolving Loan Documents.

“Related Transactions” shall mean the transactions contemplated by the Related Agreements.

“Release” shall have the meaning set forth in Section 5.7(c).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, chief operating officer, chief financial officer or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).

“Restricted Accounts” shall mean deposit accounts or other accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, and (c) used in the ordinary course of business for petty cash, the balance of which shall not exceed $25,000 in the aggregate at any time; provided, that, without limiting the foregoing, in order for any such deposit account or other account to constitute a “Restricted Account”, such deposit or other account must be expressly designated as a “Restricted Account” on Schedule 5.23 (as such schedule may from time to time be updated in accordance with Section 5.23), which designation shall constitute a representation and warranty by each Loan Party that such deposit account or other account satisfies the criteria set forth in this definition to constitute a “Restricted Account”.

“Restricted Asset” shall have the meaning as set forth in the definition of Excluded Assets.

“Restriction” shall have the meaning as set forth in the definition of Excluded Assets.

“Revolving Advances” shall mean all “Advances” as such term is defined in the Revolving Loan Agreement.

“Revolving Loan Agent” shall mean T.D. Bank, N.A., a national banking association, and its successors and assigns.

“Revolving Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of the date hereof, by and among the Revolving Loan Agent, the lenders from time to time party thereto, the Borrowers, and the other Loan Parties party thereto.

“Revolving Loan Documents” shall mean the “Other Documents” as defined in the Revolving Loan Agreement.

“Revolving Loan Priority Collateral” shall mean the “Revolving Loan Priority Collateral”, as such term is defined in the Intercreditor Agreement.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or as otherwise published from time to time.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Stated Rate” shall have the meaning set forth in Section 2.7.

“Subordinated Debt” shall mean the subordinated Indebtedness described in Section 7.8 (i).

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrowers.

“Target” shall have the meaning as set forth in the definition of Permitted Acquisition.

“Tax” or “Taxes” shall mean any tax, fee, premium, charge, duty, escheat or other amount imposed by a Governmental Body and any interest, penalty, or addition to tax imposed with respect thereto or any applicable law, treaty, regulation or directive.

“Tax Lien” shall have the meaning as set forth in the definition of Permitted Encumbrances.

“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

“Term Loan” shall mean the term loan made pursuant to Section 2.1(a).

“Term Note” shall mean the promissory note of Borrowers issued to the Lender as described in Section 2.1(c) below.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Loan Party or any of their Subsidiaries or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party, any Subsidiary thereof or any member of the Controlled Group from a Multiemployer Plan.

“Title IV Plan” shall mean a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Toxic Substance” shall mean and include any material present on the Real Property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other applicable federal, state, provincial or other laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that, when used with respect to Canadian Guarantor or when the context so requires, the term “UCC” shall mean the PPSA.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“US Loan Party” shall mean a Loan Party organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

“US Subsidiary” shall mean a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof or the District of Columbia.

“Voting Equity Interests” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Walmart” shall mean Wal-Mart Stores, Inc.

“Warrants” shall mean the warrants to purchase shares of common equity interests (such warrants covering an aggregate of one million seven hundred thirty-one thousand four hundred twenty-nine (1,731,429) fully paid non-assessable shares of common stock, with a par value of $.001 per share, of the Parent to be issued by the Parent to the Lender and certain Participants on the Closing Date.

“Waterfall Event” shall mean the occurrence of (a) failure by Borrowers to repay all of the Obligations as of the end of the Term or after the Obligations have been accelerated, or (b) an Event of Default and the election by the Lender to require that payments and proceeds of Collateral be applied pursuant to Section 11.2(a).

1.3 Uniform Commercial Code Terms.

All terms used herein and defined in the UCC or, solely with respect to the Canadian Guarantor, in the PPSA, including, as the case may be, the terms accessions, account debtor, certificated security, chattel paper, commercial tort claim, deposit account, document, electronic chattel paper, equipment, financial asset, fixtures, goods, health-care-insurance receivable, inventory, instrument, investment property, letter-of-credit rights, payment intangibles, proceeds, securities accounts, security, security entitlement, software, supporting obligations and uncertificated security, shall (i) with respect to any US Loan Party, have the meaning given in the UCC, or (ii) with respect to the Canadian Guarantor, have the meaning given in the PPSA, in each case, unless otherwise defined herein or unless the context provides otherwise.

1.4 Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. The terms “including” and other words of similar import refer to “including, but not limited” unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the UCC and the PPSA) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent not prohibited by this Agreement or any Other Document. Unless otherwise provided Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

2. TERM LOAN, PAYMENTS.

2.1 Term Loan.

(a) Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrowers a Term Loan in the principal amount of $15,150,000. The Term Loan shall be borrowed in a single borrowing on the Closing Date, and any principal amounts repaid in respect of the Term Loan may not be reborrowed. The Term Loan shall be due and payable in full on the Termination Date, subject to earlier prepayment as herein provided.

(b) The Borrowers shall pay the Lender interest on the principal balance of the Term Loan at the rate(s) per annum as in effect from time to time in accordance with the Term Note. Such interest shall be payable monthly in arrears on or before the fifth day of each calendar month and on the Termination Date, and shall be computed on the daily unpaid balance of the Term Loan, based on a three hundred sixty (360) day year, counting the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable during such extension. The Borrowers hereby authorize the Lender to charge the Borrowers’ Account for all such interest and/or for any or all principal amounts due and payable in respect of the Term Loan.

(c) The Term Loan shall be evidenced by a secured Term Note of the Borrowers payable, jointly and severally, to the Lender or its registered assigns substantially in the form of Exhibit A attached hereto. The terms of the Term Note are incorporated into this Agreement by this reference.

2.2 Fees and Premiums.

(a) The Borrowers shall pay the Closing Fee to the Lender on the Closing Date upon the execution and delivery of this Agreement in accordance with the Fee Letter. The Closing Fee shall be deemed fully earned upon the parties’ execution and delivery of this Agreement, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances.

(b) In the event of any prepayment of all or any portion of the Term Loan for any reason whatsoever (including without limitation as a result of any acceleration of the Term Loan resulting from an Event of Default, any mandatory prepayment or any voluntary prepayment), in addition to the payment of the subject principal amount and all unpaid accrued interest thereon, the Borrowers, jointly and severally, shall be required to pay to the Lender a prepayment premium in an amount equal to (i) seven (7%) percent of the principal amount being prepaid if such prepayment is made or required to be made on or before the first (1st) anniversary of the Closing Date, (ii) four (4%) percent of the principal amount being prepaid if such prepayment is made or required to be made after the first (1st) anniversary of the Closing Date but on or before the second (2nd) anniversary of the Closing Date, or (iii) two (2%) percent of the principal amount being prepaid if such prepayment is made or required to be made after the second (2nd) anniversary of the Closing Date but on or before the third (3rd) anniversary of the Closing Date; provided that, notwithstanding the foregoing, if Parent’s publicly traded stock price exceeds $4.00 per share for each day during the sixty (60) day period prior to the date of any such prepayment, (x) the prepayment premium for the period after the first (1st) anniversary of the Closing Date but on or before the second (2nd) anniversary of the Closing Date shall be an amount equal to two (2%) percent of the principal amount being prepaid and (y) the prepayment premium for the period after the second (2nd) anniversary of the Closing Date but on or before the third (3rd) anniversary of the Closing Date shall be an amount equal to one (1%) percent of the principal amount being prepaid.

2.3 Repayment of Term Loan.

(a) Payments received in respect of the Obligations after 12:00 Noon Eastern Time on any day shall be deemed to be received on the next succeeding Business Day, and if any payment is received other than by wire transfer of immediately available funds, such payment shall be subject to three (3) Business Days’ clearance prior to being credited to the Obligations for interest calculation purposes.

(b) The Borrowers shall pay principal, interest, and all other amounts payable hereunder and under each Other Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(c) If, notwithstanding the terms of this Agreement or any Other Document, the Lender receives any payment from or on behalf of any Borrower or any other Loan Party in a currency other than the Currency Due (including, without limitation, payments in respect of any Account in the lawful currency of Canada), the Lender may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by the Lender in the manner contemplated by Section 16.5 and Borrowers shall reimburse the Lender on demand for all costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by the Lender upon such conversion.

2.4 Statement of Account.

The Lender shall maintain, in accordance with its customary procedures, a loan account (the “Borrowers’ Account”) in the name of the Borrowers in which shall be recorded the date and amount of the Term Loan made by the Lender and the date and amount of each payment in respect thereof; provided, however, that, the failure by the Lender to record the date or amount of payment or any other item shall not adversely affect the Lender under this Agreement or any Other Document or diminish any obligation of any Loan Party under this Agreement or any Other Document. The records of the Lender with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of the Term Loan and other charges thereto and of payments applicable thereto.

2.5 Mandatory Prepayments.

Notwithstanding the following and subject to the terms of the Intercreditor Agreement, (i) during a Waterfall Event, the order of application to the Obligations shall be made pursuant to Section 11.2 rather than as is provided in this Section 2.5 and (ii) the amount of any prepayments required to be made under this Section 2.5 shall be reduced by the amount of proceeds which are required to be paid under the corresponding mandatory prepayment provisions of the Revolving Loan Agreement and which are in fact paid and applied to permanently reduce the Maximum Credit under the Revolving Loan Agreement and any commitment thereunder.

(a) When any Loan Party or any of their Subsidiaries Disposes of any Collateral or other assets (other than sales of Inventory in the ordinary course of business) or receives proceeds of property or casualty insurance, within one (1) Business Day thereof, Loan Parties shall prepay the Term Loan in an amount equal to one hundred (100%) percent of the net cash proceeds of such sale (i.e., gross cash proceeds less the reasonable out-of-pocket costs and expenses in respect of such Dispositions (including any taxes and similar amounts)) or all of the cash proceeds of such insurance, as applicable, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for the Lender. Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing or would result therefrom, such proceeds from Dispositions and insurance payments that do not exceed $250,000 in the aggregate in any fiscal year may be retained by Loan Parties solely to acquire replacement assets without making a mandatory prepayment hereunder so long as (1) the fair market value of the acquired assets is equal to or greater than the fair market value of the assets which were Disposed or subject to the insurance payment, as applicable, (2) the acquired assets are purchased by the applicable Loan Party within one hundred twenty (120) days of the Disposal of the assets or receipt of the insurance payment, as applicable, (3) the acquired assets are acceptable to the Lender in its Permitted Discretion, (4) if the assets that were Disposed or that were the subject of the insurance payment, as applicable, were Collateral, the acquired assets must all be Collateral and shall be subject to the Lender’s first priority Lien created hereunder (other than with respect to the Revolving Loan Priority Collateral (subject to the Intercreditor Agreement) or subject to Permitted Encumbrances), and (5) until such time as the proceeds are used to acquire such replacement assets, at the Lender’s option, either (x) such proceeds shall be held by the Lender as cash collateral for the Obligations pursuant to terms acceptable to the Lender in its sole discretion or (y) such proceeds shall be applied as a prepayment of the Term Loan. Such cash collateral shall be released by the Lender to be used by the Borrowers solely for the purposes of funding the acquisition of replacement assets pursuant to the terms of this Section 2.5. If a Loan Party fails to meet the conditions set forth above, Loan Parties hereby authorize the Lender to apply the proceeds held by the Lender as a prepayment of the Term Loan in the manner set forth above. The provisions of this Section 2.5(a) shall not be deemed to be implied consent to any such Disposition otherwise prohibited by the terms and conditions of this Agreement or any Other Document.

(b) Within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $50,000 individually or in the aggregate, Borrowers shall prepay the outstanding amount of the Term Loan in an amount equal to one hundred (100%) percent of such Extraordinary Receipts, net of any reasonable out of pocket fees and expenses incurred in collecting such Extraordinary Receipts. The provisions of this Section 2.5(b) shall not be deemed to be implied consent to any event giving rise to such Extraordinary Receipts otherwise prohibited by the terms and conditions of this Agreement.

(c) Within one (1) Business Day of the date of the issuance by any Loan Party or any of its Subsidiaries of any shares of its or their Equity Interests (other than (i) the issuance of Equity Interests to another Loan Party or Subsidiary thereof, (ii) the issuance of Equity Interests of Parent to directors, officers and employees of a Loan Party and any of their respective Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors of Parent and (iii) the issuance of Equity Interests of Parent, to the extent the proceeds thereof are used concurrently with the issuance thereof to fund the purchase price of a Permitted Acquisition) or the receipt by any Loan Party or any of its Subsidiaries of any capital contribution from any Person (other than (i) from another Loan Party or Subsidiary thereof and (ii) to the extent the proceeds thereof are used concurrently to fund the purchase price of a Permitted Acquisition), Borrowers shall prepay the outstanding amount of the Term Loan in an amount equal to fifty (50%) percent of the net cash proceeds of such sale or contribution (i.e., gross cash proceeds less the reasonable out-of-pocket costs and expenses in respect of such issuance or contribution (including any taxes and similar amounts)) received by such Person in connection with such issuance or contribution. The provisions of this Section 2.5(c) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

2.6 Use of Proceeds.

The Borrowers shall use the proceeds of the Term Loan hereunder only for: (a) payments on the Closing Date to each of the Persons listed in the disbursement direction letter furnished by the Borrowers to the Lender on or about the Closing Date and (b) costs, expenses and fees incurred on or prior to the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and the Other Documents. Further, none of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

2.7 Further Obligations / Maximum Lawful Rate.

With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder, pursuant to the Term Note or Other Documents, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time pursuant to the Term Note. In no event shall the interest charged with respect to the Term Loan or any other Obligation exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under the Term Note or Other Documents (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by the Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, the Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Term Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to the Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.8 Application of Payments.

All amounts paid to or received by the Lender in respect of the Term Loan, from whatever source (whether from any Loan Party, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by the Borrowers with respect to any particular payment (unless an Event of Default shall then be continuing, in which event the Lender may disregard the Borrowers’ direction), be applied by the Lender to the Obligations in such order as the Lender may elect, and absent such election shall be applied as follows: (a) first, to reimburse the Lender for all out-of-pocket costs and expenses incurred by the Lender which are reimbursable to the Lender in accordance with this Agreement, the Term Note and/or any of the Other Documents, (b) next, to any accrued but unpaid fees or prepayment premiums owing under this Agreement, the Term Note and/or any Other Document, (c) next, to any unpaid accrued interest on the Obligations, (d) next, to the outstanding principal of the Term Loan, to the extent then due and payable, and (e) finally, to the payment of any other outstanding Obligations; and after payment in full of the Obligations, any further amounts paid to or received by the Lender in respect of the Term Loan shall be paid over to the Borrowers or such other Person(s) as may be legally entitled thereto.

2.9 Reversal of Payments.

To the extent that any payment or payments made to or received by the Lender pursuant to this Agreement or any Other Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations and continue in full force and effect under this Agreement and under the Other Documents as if such payment or payments had not been received by the Lender. This Section 2.9 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

2.10 Joint and Several Liability.

(a) All Borrowers shall be liable, on a joint and several basis, for all Obligations, including, without limitation, all amounts due to the Lender under this Agreement and the Other Documents, regardless of which Borrower actually receives the Term Loan or other proceeds of the Obligations or the manner in which the Lender accounts for the Term Loan or other Obligations on its books and records or for any other reason. The Obligations with respect to the Term Loan made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to the Term Loan made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to the Term Loan or other Obligations shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) any incapacity or lack of power, authority or legal personality of any other Borrower or other Person, (iii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce or failure to realize the full value of the same, (iv) any amendment (however fundamental) replacement variation, assignment termination and/or the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Lender, (v) the failure by the Lender or any other Person to take any steps to perfect and maintain its Lien in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (vi) the election of the Lender or any other Person in any proceeding instituted under Title 11 of the United States Code, as amended (“Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) the disallowance of all or any portion of the claim(s) of the Lender or any other Person for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, (viii) any insolvency, liquidation, administration or similar procedure or corporate action in respect of any other Borrower and/or any legal proceedings or procedures by any of the other Borrowers’ creditors or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to the Term Loan or other Obligations, each Borrower waives, until all of the Obligations have been Paid in Full, any right to enforce any right of subrogation or any remedy which the Lender or any other Person now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lenders or any other Person. Upon any Event of Default and for so long as the same is continuing, the Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that neither the Lender nor any other Person shall be under any obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations.

(b) Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

2.11 Interrelated Businesses.

Loan Parties hereby represent and warrant to the Lender that (a) Loan Parties and their respective Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that Loan Parties and their respective Subsidiaries share an identity of interests such that any benefit received by any Loan Party or any Subsidiary of any Loan Party benefits each other Loan Party and each other Subsidiary of Loan Parties; (b) certain of Loan Parties and their respective Subsidiaries render services to or for the benefit of other Loan Parties and Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties and Subsidiaries (including, inter alia, the payment by Loan Parties and Subsidiaries of creditors of the other Loan Parties and Subsidiaries and guarantees by Loan Parties and Subsidiaries of indebtedness of the other Loan Parties and Subsidiaries and provide administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties and Subsidiaries), and (c) Loan Parties and their Subsidiaries have centralized accounting and legal service, common officers and directors and are identified to creditors as a single economic and business enterprise.

2.12 Appointment of Administrative Borrower as Agent for Receipt of Term Loan and Statements and Receipt and Sending of Notices.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive the Term Loan pursuant to this Agreement and the Other Documents from the Lender in the name or on behalf of such Borrower. The Lender may disburse the Term Loan to such bank account of Administrative Borrower or a Borrower or otherwise make the Term Loan to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party.

(b) Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the Other Documents.

(c) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(d) Administrative Borrower hereby accepts the appointment by each Loan Party to act as the agent of the Borrowers pursuant to this Section 2.12.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the.

2.13 Increased Costs.

In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof is effected after the Closing Date (provided, however, that, notwithstanding anything herein to the contrary, this Section 2.13 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date), or compliance by the Lender (for purposes of this Section 2.13, the term “Lender” shall include the Lender and any corporation or bank controlling the Lender or any Subsidiary of the Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, shall:

(a) subject the Lender to any tax (other than any Excluded Tax) of any kind whatsoever, as a result of a Change in Tax Law, with respect to this Agreement or any Other Document or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable in respect thereof (except for changes in any Excluded Tax);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on the Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining the Term Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Term Loan or the Lender’s overall capital, then, in any case the Borrowers shall promptly pay the Lender, upon its demand, such additional amount as will compensate the Lender for such additional cost or such reduction, as the case may be. The Lender shall certify the amount of such additional cost or reduced amount to Administrative Borrower, and such certification shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 2.13, Loan Parties shall not be required to compensate the Lender pursuant to this Section 2.13 for any amounts incurred more than one hundred eighty (180) days prior to the date that the Lender notifies Administrative Borrower of its intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

If the Lender requests compensation under this Section 2.13, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

2.14 Capital Adequacy.

(a) In the event that the Lender (for purposes of this Section 2.14, the term “Lender” shall include the Lender and any corporation or bank controlling the Lender) shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy in effect on the Closing Date, or any change therein effected after the Closing Date, or any change in the interpretation or administration thereof by any Governmental Body, central bank or other financial, monetary or other authority, in each case adopted after the Closing Date, charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration each Lender’s policies with respect to capital adequacy), then, from time to time, the Borrowers shall pay upon demand to the Lender such additional amount or amounts as will compensate the Lender for such reduction; provided, however, that, notwithstanding anything herein to the contrary, this Section 2.14 shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date. In determining such amount or amounts, the Lender may use any reasonable averaging or attribution methods. The Lender shall certify the amount of such reduction and provide a reasonably detailed calculation thereof to Administrative Borrower. Notwithstanding anything to the contrary in this Section 2.14, Loan Parties shall not be required to compensate the Lender pursuant to this Section 2.14 for any amounts incurred more than one hundred eighty (180) days prior to the date that the Lender notifies Administrative Borrower of the Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect. The protection of this Section 2.14 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to Section 2.14(a) when delivered to Administrative Borrower shall be conclusive absent manifest error.

2.15 Withholding Taxes.

Except as otherwise required by law and subject to Section 16.3, each payment by the Borrowers or the Guarantors under this Agreement or the Other Documents shall be made without withholding or deduction for or on account of any present or future Taxes or Charges (other than Excluded Taxes). If any such withholding or deduction for Taxes or Charges is so required, the Borrowers or Guarantors, as applicable, shall promptly upon becoming aware that such withholding or deduction is necessary, notify the Lender and shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Body before penalties attach thereto or interest accrues thereon and except with respect to Excluded Taxes forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that the Lender (as the case may be) would have received had such withholding or deduction not been made. Within thirty (30) days of paying any amount withheld or deducted on account of tax, Administrative Borrower shall, or shall procure that the other relevant Borrower shall, deliver to the Lender evidence (reasonably satisfactory to the Lender) that the appropriate payment has been paid to the relevant tax authority. If the Lender pays any amount in respect of any such Taxes (other than Excluded Taxes), the Borrowers and Guarantors shall reimburse the Lender for that payment on demand in the currency in which such payment was made. If the Borrowers or Guarantors pay any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on whose account such withholding was made on or before the thirtieth (30th) day after payment.

3. RESERVED.

4. GRANT OF SECURITY INTEREST; COLLATERAL COVENANTS.

4.1 Security Interest in the Collateral.

To secure the prompt payment and performance of all of the Obligations to the Lender, each Loan Party hereby collaterally assigns, pledges and grants to the Lender a continuing Lien in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Lender’s Lien and shall cause its financial statements, where applicable, to reflect such Lien.

4.2 Perfection of Security Interest.

(a) Each Loan Party shall take all action that may be necessary or desirable, or that the Lender may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of the Lender’s Lien in the Collateral to the extent required by this Agreement or any Other Documents.

(b) The Lender may, and each Loan Party hereby authorizes the Lender to, at any time and from time to time file in accordance with Section 9-509 of the UCC and with the PPSA, financing statements and amendments thereto that describe the Collateral as “all assets” or similar language of the applicable Loan Party and which contain any other information required by the UCC or the PPSA, as applicable, for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to the Lender promptly upon request.

(c) Each Loan Party shall, at any time and from time to time, take such commercially reasonable steps as the Lender may request in its Permitted Discretion to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for the Lender, (ii) obtain “control” of any letter-of-credit rights, deposit accounts (other than Restricted Accounts) or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), and any investment property, securities entitlements, securities accounts, futures contracts, future accounts (as such terms are defined in the PPSA or the Securities Transfer Act (British Columbia), as applicable, with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), in each case, with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (iii) otherwise insure the continued perfection and priority of the Lender’s Liens in any of the Collateral for the benefit of the Lenders and of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $250,000, such Loan Party shall promptly notify the Lender thereof in writing (which notice shall be deemed to be an update of Schedule 5.8(b)), therein providing a reasonable description and summary thereof, and upon delivery thereof to the Lender, such Loan Party shall be deemed to thereby have granted to the Lender (and each Loan Party hereby grants to the Lender) a Lien in and to each such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement to secure the prompt payment and performance of all of the Obligations.

(d) Each Loan Party hereby confirms and ratifies all UCC and PPSA financing statements filed by the Lender with respect to such Loan Party on or prior to the date of the Agreement.

(e) All charges, expenses and fees the Lender may incur in doing any of the foregoing, and any taxes relating thereto, shall be charged to the Borrowers’ Account and added to the Obligations, or, at the Lender’s option, shall be paid by Loan Parties to the Lender promptly upon demand.

4.3 Preservation of Collateral.

Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 but subject to the terms of the Intercreditor Agreement, the Lender: (a) may at any time take such steps as the Lender deems necessary or appropriate to protect the Lender’s Lien in and to preserve the Collateral, including, without limitation, the hiring of such security guards or the placing of other security protection measures as the Lender may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect the Lender’s interests in the Collateral; (c) may lease warehouse facilities to which the Lender may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property; and (f) shall have a non-exclusive, royalty-free, license to use each Loan Party’s Intellectual Property for the purposes of the completion, processing and sale of such Loan Party’s Inventory and other assets. At such time, each Loan Party shall cooperate fully with all of the Lender’s commercially reasonable efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Lender may direct in connection therewith. All of the Lender’s expenses of preserving the Collateral, including, without limitation, any expenses relating to any actions by the Lender described in this Section 4.3, may, at the election of the Lender, be charged to the Borrowers’ Account and added to the Obligations.

4.4 Ownership and Location of Collateral.

(a) At the time the Collateral becomes subject to the Lender’s Lien, each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority Lien (other than with respect to the Revolving Loan Priority Collateral (subject to the Intercreditor Agreement) and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever.

(b) Each Loan Party’s books and records, Equipment, Inventory and all other assets (other than (i) motor vehicles and (ii) Equipment out for repair in the ordinary course of business) shall be located at one of the locations set forth on Schedule 4.4 (as such Schedule may from time to time be updated in accordance with Section 7.18) and shall not be removed from such location(s) without the prior written consent of the Lender.

4.5 Defense of Lender’s Interests.

Until all of the Obligations have been Paid in Full, the Lender’s Liens in the Collateral shall continue in full force and effect. For so long as the Lender’s Liens in the Collateral continue in full force and effect, no Loan Party shall, without the Lender’s prior written consent, pledge, assign, transfer, create, charge or suffer to exist a Lien upon any part of the Collateral, except for Permitted Encumbrances. Each Loan Party shall defend the Lender’s Liens in the Collateral against any and all Persons whatsoever (other than holders of Permitted Encumbrances in such Collateral). At any time following demand by the Lender for payment of all Obligations in accordance with Section 11.1, in addition to and not in limitation of the Lender’s rights and remedies set forth in Section 11.1, but subject to the terms of the Intercreditor Agreement: (a) the Lender shall have the right to take possession of the indicia of the Collateral and the Collateral, (b) Loan Parties shall, upon the Lender’s demand, assemble the Collateral in the best manner possible and make it available to the Lender at a place reasonably convenient to the Lender, and (c) upon demand by the Lender each Loan Party shall, and the Lender may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments of such Loan Party to deliver same to the Lender (or any Person designated by the Lender) and/or subject to the Lender’s order and if they shall come into any Loan Party’s possession, all such Collateral shall be held by such Loan Party in trust as the Lender’s trustee, and such Loan Party will immediately deliver such Collateral to the Lender (or any Person designated by the Lender) in their original form, together with any necessary endorsement.

4.6 Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

4.7 Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all Accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to the Lender copies of any of such Loan Party’s and each of its Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the Accountant’s or auditor’s possession, and to disclose to the Lender any information such Accountants may have concerning such Loan Party’s and each of its Subsidiaries’ financial status and business operations. Each Loan Party hereby authorizes all federal, state, provincial and municipal authorities to furnish to the Lender copies of reports or examinations relating to such Loan Party or to any of its Subsidiaries, whether made by such Loan Party or otherwise. Notwithstanding the foregoing authorization, so long as no Default or Event of Default is in existence, the Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such Accountants, auditors or such authorities.

4.8 Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all acts, rules, regulations and orders of any Governmental Body applicable to its respective Collateral or any part thereof or to the operation of such Person’s business the non-compliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner; provided, that, if as a result of such contest or dispute commenced at the option of any Loan Party, any related Lien is inchoate or stayed, at the Lender’s option, sufficient reserves shall be established to the satisfaction of the Lender to protect the Lender’s Lien in the Collateral. The Collateral at all times shall be maintained in accordance in all material respects with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.9 Inspection of Premises/Appraisals.

At any time during the existence of an Event of Default, and otherwise at all reasonable times during normal business hours, the Lender shall have the right, at Borrowers’ expense (subject to Section 16.10(c)), (a) to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business and (b) to enter, or to have their agents enter, upon any Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral (and/or with respect to the Lender (and Persons designated by the Lender) appraising the Collateral) and any and all records pertaining thereto and the operation of such Loan Party’s business. From time to time as determined by the Lender, the Lender shall have the right to conduct appraisals (or have other Persons selected by the Lender conduct appraisals) of the Inventory, Equipment, Real Property and other Collateral, in each case, at all times subject to Section 16.10(c).

4.10 Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance in amounts, types and with carriers in each case acceptable to the Lender. Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) keep all its insurable properties insured against the hazards of fire, flood, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, not less than as is customary in the case of companies engaged in businesses similar to such Loan Party’s business, including, without limitation, business interruption insurance; (b) maintain liability insurance against claims for personal injury, death or property damage suffered by others; and (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state, province or jurisdiction in which Loan Party is engaged in business. Each Loan Party shall (i) furnish the Lender with copies of all policies and evidence of the maintenance of such policies required hereby upon the request of the Lender and (ii) cause all such policies to include appropriate loss payable endorsements, and/or additional insured endorsements, in form and substance reasonably satisfactory to the Lender, providing with respect to loss payable endorsements that (A) all proceeds thereunder shall be payable to the Lender, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Lender (or such shorter period as the Lender may agree). If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and the Lender jointly, the Lender may endorse such Loan Party’s name thereon and do such other things as the Lender may deem advisable to reduce the same to cash and apply the same in accordance with this Agreement.

4.11 Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Lender, at its option, may obtain such insurance and pay the premium therefor for the Borrowers’ Account, and charge the Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.12 Payment of Taxes.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, when due, all federal, state, provincial and other material Taxes and other Charges lawfully levied or assessed upon such Person or any of the Collateral, except for those Taxes and Charges that are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party, which proceedings (or orders entered in connection with such proceedings) stay the forfeiture or sale of, or other enforcement against, the property subject to any such taxes, assessments, fees and other governmental charges and with respect to which adequate reserves have been set aside on the books of such Loan Party in accordance with GAAP consistently applied. If any Tax or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Lender’s opinion, may possibly create a valid Lien on the Collateral (which is not otherwise a Permitted Encumbrance), the Lender may without notice to Loan Parties pay such Taxes or other Charges and each Loan Party hereby indemnifies and holds the Lender harmless in respect thereof. The amount of any payment by the Lender under this Section 4.12 may, at the election of the Lender, be charged to the Borrowers’ Account and added to the Obligations and, until Loan Parties shall furnish the Lender with an indemnity therefor (or supply the Lender with evidence satisfactory to the Lender that due provision for the payment thereof has been made), the Lender may hold without interest any balance standing to Loan Parties’ credit and the Lender shall retain its Lien in any and all Collateral held by the Lender.

4.13 Payment of Leasehold Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the Lender’s request will provide evidence of having done so, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.14 Accounts and other Receivables.

(a) Reserved.

(b) Reserved.

(c) Locations of Chief Executive Office. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.14(c)) (as such schedule may from time to time be updated in accordance with Section 7.18). Until written notice is given to the Lender by Administrative Borrower of any other office at which any Loan Party keeps its records pertaining to Accounts and the other Receivables, all such records shall be kept at such executive office or otherwise as set forth on Schedule 4.14(c).

(d) Collection of Accounts and other Receivables. Until any Loan Party’s authority to do so is terminated by the Lender (which notice of termination the Lender may give at any time following the occurrence and during the continuance of an Event of Default), each Loan Party will, at such Loan Party’s sole cost and expense, collect all amounts received on Accounts and other Receivables. From and after the occurrence and during the continuance of an Event of Default, upon the Lender’s demand, each Loan Party shall deliver to the Lender, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness at any time received by Loan Parties.

(e) Notification of Assignment of Accounts and other Receivables; Verification. Subject to the terms of the Intercreditor Agreement and so long as an Event of Default exists, the Lender shall have the right (i) to send notice of the assignment of, and the Lender’s Lien in, the Accounts and other Receivables of each Loan Party to any and all Customers, any other Person obligated on such Accounts and other Receivables or any third party holding or otherwise concerned with any of the Collateral (which notice may include a direction by the Lender to make all payments thereon to an account designated by the Lender) and (ii) at any time, in the name of the Lender, any designee of the Lender or any Borrower or any other Loan Party, to verify the validity, amount or any other matter relating to any Accounts and other Receivables of any Loan Party by mail, telephone or otherwise. Each Loan Party shall cooperate fully with the Lender in an effort to facilitate and promptly conclude any such verification process. Following the occurrence and during the continuance of any Event of Default, at its option and subject to the terms of Intercreditor Agreement, the Lender shall have the exclusive right to collect the Accounts and other Receivables of each Loan Party, take possession of the Collateral, or both. In such case, the Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Borrowers’ Account and added to the Obligations.

(f) Power of the Lender to Act on Loan Parties’ Behalf. The Lender shall have the right to receive, endorse, assign and/or deliver in the name of the Lender or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts and other Receivables of each Loan Party, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Lender or the Lender’s designee as such Loan Party’s attorney with power, subject to the terms of the Intercreditor Agreement, (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) upon the occurrence and during the continuance of an Event of Default, to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts and other Receivables of each such Loan Party, drafts against Customers, assignments and verifications of Accounts and other Receivables of each such Loan Party; (iii) at any time, to send verifications of Accounts and other Receivables of each such Loan Party to any Customer or Person; (iv) at any time, to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by the Lender to preserve, protect, or perfect the Lender’s interest in the Collateral and to file same; (v) after the occurrence and during the continuance of an Event of Default, to demand payment of the Accounts and other Receivables of each such Loan Party; (vi) after the occurrence and during the continuance of an Event of Default, to enforce payment of the Accounts and other Receivables of each such Loan Party by legal proceedings or otherwise; (vii) after the occurrence and during the continuance of an Event of Default, to exercise all of Loan Parties’ rights and remedies with respect to the collection of the Accounts, Receivables and any other Collateral; (viii) after the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Accounts and other Receivables of each such Loan Party; (ix) after the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Accounts and other Receivables of each such Loan Party; (x) after the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer or any other Person obligated with respect to an Account or other Receivable of each such Loan Party; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts and other Receivables of each such Loan Party; and (xii) after the occurrence and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction; this power being coupled with an interest is irrevocable at all times until all of the Obligations have been Paid in Full. Subject to the terms of the Intercreditor Agreement, the Lender shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as the Lender may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g) No Liability. The Lender shall not, under any circumstances or in any event whatsoever (other than damages caused by the Lender’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts, other Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and at any time during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, the Lender may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts, other Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. The Lender is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Accounts and other Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account; Cash Dominion. As of the Closing Date and at all times thereafter, each Loan Party shall establish and maintain a lockbox account, dominion account or such other “blocked account” (together with the Cash Receipt Accounts and the Operating Accounts, collectively, the “Blocked Accounts”) with TD Bank, N.A. or, with the Lender’s prior written consent, such banks as may be selected by each such Loan Party and reasonably acceptable to the Lender (it being understood and agreed that, as of the Closing Date, the Existing Deposit Banks are reasonably acceptable to the Lender despite the fact that the deposit accounts maintained at such Existing Deposit Banks (the “Existing Deposit Accounts”) are not lockbox accounts, dominion accounts or “blocked accounts”). As of the Closing Date and at all times thereafter, all proceeds of Collateral and all other cash and Cash Equivalents of each such Loan Party (other than amounts properly on deposit in Restricted Accounts) shall at all times be deposited by each Loan Party in the Blocked Accounts, and Loan Parties shall (as agent and trustee for the Lender) cause each of their Customers and all other applicable Persons to at all times send payments on all Accounts and other Receivables of Loan Parties into the Blocked Accounts (it being understood and agreed that, notwithstanding the foregoing, on or before the date that is ninety (90) days after the date hereof (or such later date as the Lender shall agree in writing), all Customers of Borrowers shall be remitting all payments to the Existing Deposit Accounts maintained with Wells Fargo Bank, N.A. or Bank of America, N.A. or to a Blocked Account). If, for any reason any Customer makes payments on any Account or other Receivable directly to any Loan Party, such Loan Party shall collect (as agent and trustee for the Lender) all such amounts and immediately pay all such amounts into a Blocked Account (it being understood and agreed that, notwithstanding the foregoing, on or before the date that is ninety (90) days after the date hereof (or such later date as the Lender shall agree in writing), all amounts shall be remitted to Existing Deposit Accounts maintained with Wells Fargo Bank, N.A. or Bank of America, N.A., or to a Blocked Account); provided, however, that, until such payment into a Blocked Account or an Existing Deposit Account maintained with Wells Fargo Bank, N.A. or Bank of America, N.A., all moneys so received will be held upon trust for and promptly remitted to the Lender. Each Loan Party shall instruct all of its Customers to make all payments into a Blocked Account (it being understood and agreed that, notwithstanding the foregoing, on or before the date that is ninety (90) days after the date hereof (or such later date as the Lender shall agree in writing), all Customers of Borrowers shall be remitting all payments to the Existing Deposit Accounts maintained with Wells Fargo Bank, N.A. or Bank of America, N.A. or to a Blocked Account). All of the Blocked Accounts (but not the Restricted Accounts) shall be governed by “control” or other agreements in form and substance acceptable to the Lender satisfactory to, among other things, establish the Lender’s perfection and rights in such Blocked Accounts or other accounts under the UCC, PPSA and other applicable law. All invoices for sales of Inventory or services by Loan Parties shall contain the address of the Blocked Accounts constituting Cash Receipt Accounts as the address for remittance of payment (it being understood and agreed that, notwithstanding the foregoing, on or before the date that is ninety (90) days after the date hereof (or such later date as the Lender shall agree in writing), all such invoices may contain the address of the Existing Deposit Accounts maintained with Wells Fargo Bank, N.A. or Bank of America, N.A.). The “control” agreements covering the Blocked Accounts constituting Operating Accounts (other than Restricted Accounts) shall provide that (i) after delivery of a Control Notice (which may be delivered by the Lender upon the occurrence and during the continuance of an Event of Default), (A) such bank or other institution shall comply with the instructions given by the Lender with respect to such Blocked Accounts and funds therein without further consent by Loan Parties and (B) all amounts in such Blocked Accounts shall be transferred on a daily basis by such bank or other institution to the such account as may be designated by the Lender, and (ii) such bank or other institution shall waive any offset rights against the funds so deposited into such Blocked Accounts, subject to exceptions to such waiver of offset rights as shall be reasonably acceptable to the Lender. The “control” agreements covering the Blocked Accounts constituting Cash Receipt Accounts shall provide that all amounts in such Cash Receipt Accounts shall be transferred on a daily basis by such bank or other institution to an Operating Account subject to a “control” agreement. The Lender assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, upon the occurrence and during the continuance of an Event of Default, the Lender may establish depository accounts (collectively, the “Depository Accounts”) in the name of the Lender at a bank or banks for the deposit of such funds and Loan Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of the Lender in lieu of depositing same to the Blocked Accounts. Notwithstanding the foregoing, no “control” agreement shall be required for (1) Restricted Accounts and (2) any deposit accounts maintained at the Existing Deposit Banks so long as (w) the existing cash management arrangements at the Existing Deposit Banks are terminated within ninety (90) days after the Closing Date (subject to Section 6.8), (x) with respect to all deposit accounts maintained at Wells Fargo Bank, N.A. (other that the deposit account set forth in clause (y) below), Loan Parties shall, on each Business Day, remit all amounts in such deposit accounts directly to the Payment Account (as defined in the Revolving Loan Agreement), (y) with respect to deposit account no. 2000026543086 maintained at Wells Fargo Bank, N.A., Loan Parties shall, on each Business Day, remit all amounts in excess of $500,000 in such deposit account directly to the Payment Account, and (z) with respect to all lockbox and collection accounts maintained at Bank of America, N.A., the Loan Parties shall, on each Business Day, remit all amounts in excess of C$400,000 in such accounts directly to the Payment Account.

(i) Adjustments. No Loan Party will, without the Lender’s consent, compromise or adjust any Accounts or other Receivables (or extend the time for payment thereof) of any such Loan Party or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances in the ordinary course of business of such Loan Party, as previously disclosed to the Lender.

4.15 Inventory.

All Inventory manufactured in the United States of America and held for sale or lease by any Loan Party, has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.16 Maintenance of Equipment.

All Equipment used or useful in the conduct of any Loan Party’s business shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved (reasonable wear and tear excepted). Each Loan Party shall use or operate any Equipment in compliance with Section 4.8. No Loan Party shall sell or otherwise Dispose of any of its Equipment, except to the extent set forth in Section 7.1.

4.17 Exculpation of Liability.

Nothing herein contained shall be construed to constitute the Lender as any Loan Party’s agent for any purpose whatsoever, nor shall the Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than caused by the Lender’s gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction). The Lender, whether by anything herein or in any assignment or otherwise, does not assume any of Loan Party’s obligations under any contract or agreement to which it is a party, and the Lender shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.18 Environmental Matters.

(a) Loan Parties shall ensure any Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any such Real Property, except as not prohibited by applicable law or appropriate Governmental Body and except where any such noncompliance or placement could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Loan Parties shall assure and monitor continued compliance with all applicable Environmental Laws, except where any failure to comply could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Loan Parties shall (i) employ in connection with the use of any Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws, except where any such noncompliance could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) dispose of any and all Hazardous Waste generated at such Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at such Real Property, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at any Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which such Real Property is located or the United States Environmental Protection Agency (any such Person hereinafter the “Authority”), then the Borrowers shall promptly (but in any case within five (5) Business Days) give written notice of same to the Lender detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Lender to protect its Lien in such Real Property and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

(e) Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or any Real Property to any Lien, except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) During the continuation of an Event of Default, promptly upon the written request of the Lender, Loan Parties shall provide the Lender, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Real Property.

(g) Loan Parties shall defend and indemnify the Lender and hold the Lender and its employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by the Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting any Real Property, whether or not the same originates or emerges from such Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Lender caused by their gross (not mere) negligence or willful misconduct, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Loan Parties’ obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at Real Property, whether or not any federal, state, provincial or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(h) For purposes of Sections 4.18 and 5.7, all references to any Real Property shall be deemed to include all of Loan Parties’ and their respective Subsidiaries’ right, title and interest in and to their respective owned and leased premises.

4.19 Financing Statements.

As of the Closing Date, except for the financing statements filed by the Lender and the other financing statements described on Schedule 7.2 (if any), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

5. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1 Authority, Etc.

Each Loan Party has the requisite limited liability company or corporate power and authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s certificate of formation, limited liability company agreement, certificate or articles of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement or instrument to which such Loan Party or its property is a party or by which it may be bound. The execution, delivery, and performance by each Loan Party of this Agreement and the Other Documents to which such Loan Party is a party and the consummation of the transactions contemplated by this Agreement and the Other Documents do not and will not require any registration with, Consent, or approval of, or notice to, or other action with or by, any Government Body, other than Consents or approvals that have been obtained or waived and that are still in force and effect or complied with, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Lender for filing or recordation, as of the Closing Date. This Agreement and each Other Document has been duly executed and delivered by each Loan Party that is a party thereto and is a legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.2 Formation and Qualification.

(a) Each Loan Party is duly formed or incorporated and in good standing under the laws of its respective state, province or other jurisdiction of organization or incorporation listed on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18) and each Loan Party is qualified to do business and is in good standing in the states, provinces and other jurisdictions listed with respect to that Loan Party on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18), which constitute all states, provinces and other jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The state or provincial organizational number of each Loan Party is set forth on Schedule 5.2(a) (as such schedule may from time to time be updated in accordance with Section 7.18). Each Loan Party has delivered to the Lender true and complete copies of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s formation and governance, as the case may be, and will promptly notify the Lender of any amendment or changes thereto.

(b) All of the Subsidiaries of each Loan Party are listed on Schedule 5.2(b) (as such schedule may from time to time be updated in accordance with Section 7.12(a)).

5.3 Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.

To the extent applicable, each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Except as otherwise expressly permitted by this Agreement, each Loan Party and each of its Subsidiaries has (a) filed all federal and all other material state, provincial, local and other tax returns, reports and statements, including information returns, it is required by law to file and (b) paid all federal and all other material state, provincial, local and other Taxes that are due and payable with respect thereto or otherwise owing. No federal or any other material state, provincial, local or other income tax return of any Loan Party or Subsidiary that has been filed is known by any Loan Party to be under examination as of the Closing Date. All federal and all other material income tax returns have been timely filed as of the Closing Date. The provisions for Taxes on the books of each Loan Party and each of its Subsidiaries are adequate in all material respects for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party nor any of its Subsidiaries has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The pro forma balance sheet of Loan Parties and their Subsidiaries on a consolidated basis (the “Pro Forma Balance Sheet”) furnished to the Lender on the Closing Date reflects the consummation of the transactions contemplated under this Agreement and the Related Transactions and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Loan Parties and their Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions under this Agreement and the Related Transactions, and has been prepared in accordance with GAAP, consistently applied.

(b) The projections, dated March 30, 2012, for the fiscal years ending 2012 through 2017 of Loan Parties and their Subsidiaries on a consolidated basis and their projected balance sheets as of the Closing Date were prepared by a Responsible Officer of Administrative Borrower and are based on underlying assumptions which Loan Parties believe provide a reasonable basis for the projections contained therein in light of conditions and facts known to Loan Parties at the time such projections were made and reflect Loan Parties’ good faith judgment.

(c) The consolidated balance sheets of Loan Parties, their Subsidiaries and such other Persons described therein as of December 31, 2011 and the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to the Lender, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Loan Parties and their Subsidiaries at such date and the results of their operations and changes in stockholders’ equity and cash flow for such period) and fairly reflects the financial condition of Loan Parties, their Subsidiaries and such other Persons on a consolidated basis as of the date thereof.

(d) The consolidated balance sheets of Loan Parties, their Subsidiaries and such other Persons described therein as of March 31, 2012 and the related statements of income, changes in stockholders’ equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to the Lender, have been prepared in accordance with GAAP, consistently applied and such balance sheet presents fairly the financial condition of Loan Parties, their Subsidiaries and such other Persons on a consolidated basis as of such date, subject to normal year-end audit adjustments and absence of footnotes, the statement of cash flows and the statement of changes in shareholders’ equity.

(e) Since December 31, 2011, there has been no change in the condition, financial or otherwise, of any Borrower (individually), or Loan Parties and their Subsidiaries taken as a whole, except changes which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6 Corporate Name.

The exact legal name of each Loan Party is set forth in the first paragraph to this Agreement (or, if such Loan Party is not listed in such first paragraph, such exact legal name is set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18)). No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five (5) years and no Loan Party sells Inventory or has submitted tax returns under any other name except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18), nor has any Loan Party been the surviving corporation of a merger, amalgamation or consolidation or acquired all or substantially all of the assets of any Person or has acquired any assets of any Person outside the ordinary course of business during the preceding five (5) years except as set forth on Schedule 5.6 (as such schedule may from time to time be updated in accordance with Section 7.18).

5.7 O.S.H.A. and Environmental Compliance.

(a) Each Loan Party and each of their Subsidiaries has duly complied, and each of their facilities, businesses, assets, properties and leaseholds are in compliance, in all material respects with the provisions of the Federal Occupational Safety and Health Act, RCRA and any other applicable Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or any of their Subsidiaries or relating to its business, assets, property or leaseholds under any such laws, rules or regulations, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and each of their Subsidiaries has been issued all required federal, state, provincial and local licenses, certificates or permits relating to all applicable Environmental Laws, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries; (iii) neither the Real Property nor any premises leased by any Loan Party or any of their Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Loan Party or any of their Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or any of their Subsidiaries or of their respective tenants, in each case under clauses (c)(i), (ii), (iii) and (iv), except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8 Solvency; No Litigation, Violation of Law; No ERISA Issues.

(a) After giving effect to the transactions contemplated by this Agreement and the Related Transactions, each Borrower is Solvent and Loan Parties and their Subsidiaries taken as a whole are Solvent.

(b) No Loan Party nor any of their Subsidiaries has (i) except as disclosed in Schedule 5.8(b), any pending (or, to the knowledge of any Loan Party, threatened in writing) litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, (ii) except as disclosed in Schedule 5.8(b), as of the Closing Date, any pending (or, to the knowledge of any Loan Party, threatened in writing) litigation, arbitration, actions or proceedings which involve the possibility of having liability in excess of $250,000, (iii) except as disclosed in Schedule 5.8(b) (as such schedule may from time to time be updated by Administrative Borrower providing written notice to the Lender of any new commercial tort claims reasonably estimated to exceed $250,000), any commercial tort claims, and (iv) except as disclosed in Schedule 5.8(b), as of the Closing Date, any Money Borrowed other than the Obligations.

(c) No Loan Party nor any of their Subsidiaries is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor is any Loan Party or any of their Subsidiaries in violation of any order of any court or Governmental Body which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Except with respect to Multiemployer Plans, each plan that is intended to qualify under Section 401 of the Code has been determined by the IRS to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the Code, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither any Loan Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan. Neither any Loan Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code. Except as set forth in Schedule 5.8(d): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Title IV Plan or any Person as fiduciary or sponsor of any Title IV Plan; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five (5) years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Loan Party or any ERISA Affiliate (determined at any time within the last five (5) years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Equity Interests of all Loan Parties and their ERISA Affiliates makes up, in the aggregate, no more than ten (10%) percent of fair market value of the assets of any Title IV Plan measured on the basis of fair market value as of the latest valuation date of any Title IV Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

5.9 Patents, Trademarks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by any Loan Party or any of their Subsidiaries are set forth on Schedule 5.9 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to the Lender of any newly acquired Intellectual Property rights, so long as Loan Parties have taken (or caused to be taken) all steps required by the Lender to perfect the Lender’s Lien therein), are valid and have been duly registered or filed with all appropriate Governmental Body and constitute all of the Intellectual Property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, trade name, trade secret or license and no Loan Party nor any Subsidiary of any Loan Party is aware of any grounds for any challenge. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Loan Party or any such Subsidiary and all trade secrets used by any Loan Party or any such Subsidiary consist of original material or property developed by such Loan Party or such Subsidiary or was lawfully acquired by such Loan Party or such Subsidiary from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to the Lender of any newly acquired Intellectual Property rights, so long as Loan Parties have taken (or caused to be taken) all steps required by the Lender with respect thereto).

5.10 Licenses and Permits.

Each Loan Party and each Subsidiary of each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial, local or other law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11 No Contractual Default.

No Loan Party is in default in the payment or performance of any of its contractual obligations with respect to which a default thereunder could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12 No Burdensome Restrictions/No Liens.

No Loan Party nor any Subsidiary of any Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13 No Labor Disputes.

No Loan Party nor any Subsidiary of any Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s or any of such Subsidiary’s employees in existence or threatened in writing and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.13 (as such schedule may from time to time be updated by Administrative Borrower providing written notice to the Lender of any newly arising item, so long as (i) Loan Parties have taken (or caused to be taken) all steps reasonably required by the Lender with respect thereto and (ii) such items could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect).

5.14 Margin Regulations.

No Loan Party nor any Subsidiary of any Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Term Loan will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15 Investment Company Act.

No Loan Party nor any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16 Disclosure.

No representation or warranty made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith and no information at any time furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Lender pursuant hereto or in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

5.17 Real Property.

Each Loan Party and each of its Subsidiaries owns record title in fee simple or the leasehold interest to the Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to the Lender, so long as Loan Parties have taken (or caused to be taken) all steps reasonably required by the Lender with respect thereto), free and clear of all Liens, except Permitted Encumbrances. The Real Property described on Schedule R-1 (as such Schedule may from time to time be updated by written notice from Administrative Borrower to the Lender, so long as Loan Parties have taken (or caused to be taken) all steps reasonably required by the Lender with respect thereto) constitutes all of the Real Property of Loan Parties.

5.18 Hedging Agreements.

No Loan Party nor any Subsidiary of any Loan Party is a party to any Hedging Agreement as of the Closing Date.

5.19 Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained, or would in any way prevent the execution, delivery or performance of the terms of this Agreement or the Other Documents.

5.20 Business and Property of Loan Parties.

Upon and after the Closing Date, Loan Parties and their Subsidiaries do not propose to engage in any business other than as currently conducted and related activities necessary to conduct the foregoing. Each Loan Party and each Subsidiary of a Loan Party owns or leases all the property and possesses all of the rights and consents necessary for the conduct of the business of such Loan Party and such Subsidiary except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21 Material Contracts.

Except for the Related Agreements and the other agreements set forth on Schedule 5.21 (collectively with the Related Agreements, the “Material Contracts”, as such schedule may from time to time be updated by Administrative Borrower providing written notice to the Lender of any new contracts, so long as Loan Parties have taken (or caused to be taken) all steps required by the Lender with respect thereto), as of the Closing Date there are no (a) employment agreements covering the management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its equity holders is a party, (e) patent licenses, trademark licenses, copyright licenses or other lease or license agreements in respect of intellectual property to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, (f) distribution, marketing or supply agreements to which any Loan Party or any Subsidiary is a party, (g) customer agreements to which any Loan Party or any Subsidiary is a party, (h) real estate leases to which any Loan Party or any Subsidiary is a party, (in each case with respect to any agreement of the type described in the preceding clauses (a), (b), (c), (d), (e), (f), (g) and (h) requiring payment of more than $250,000 in the aggregate in any year), (i) partnership agreements to which any Loan Party or any Subsidiary is a partner, limited liability company agreements to which any Loan Party or any Subsidiary is a member or manager, or joint venture agreements to which any Loan Party or any Subsidiary is a party, or (j) any other agreements or instruments to which any Loan Party or any Loan Party is a party the breach, nonperformance or cancellation of which, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Other Documents and the other Related Agreements will not give rise to a right of termination in favor of any party to any Material Contract which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Material Contract is in full force and effect and no defaults enforceable against any Loan Party or any Subsidiary exist thereunder, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party has received notice from any party to any Material Contract stating that it intends to terminate or amend such contract, except to the extent such termination could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.22 Capital Structure.

Schedule 5.22 sets forth the authorized Equity Interests, and owner thereof, of each of Loan Parties and each of their Subsidiaries as of the Closing Date. All of the Equity Interests of each of Loan Parties (other than Parent) and each of their Subsidiaries are owned directly or indirectly by one of the Borrowers. All issued and outstanding Equity Interests of each of Loan Parties and each of their Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and such Equity Interests were issued in compliance with all applicable laws. All issued and outstanding Equity Interests of each Loan Party and each of their Subsidiaries are free and clear of all Liens other than Permitted Encumbrances and the Lien in favor of the Lender. The identity of the holders of the Equity Interests of each of the Loan Parties and each of their Subsidiaries and the percentage of their fully diluted ownership of the Equity Interests of each of Loan Parties and each of their Subsidiaries as of the Closing Date is set forth on Schedule 5.22. No shares of the Equity Interests of any Loan Party or any of their Subsidiaries, other than those described above, are issued and outstanding as of the Closing Date. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any of their Subsidiaries of any Equity Interests of any such entity.

5.23 Bank Accounts, Security Accounts, Etc.

No Loan Party has any bank accounts, deposit accounts, investments accounts, securities accounts or any other similar accounts other than the accounts set forth Schedule 5.23 (as such Schedule may from time to time be updated by Administrative Borrower delivering a written update thereto to the Lender, so long as such updates are approved by the Lender and Loan Parties take all action required by Section 4.14(h) with respect thereto). The purpose and type of each such account is specified on Schedule 5.23.

5.24 Related Agreements.

Administrative Borrower has furnished the Lender a true and correct copy of each the Related Agreements, along with all agreements, side letters and other documents executed by any Loan Party, Subsidiary or Affiliate thereof in connection therewith. Each of Loan Parties and their respective Subsidiaries and, to Loan Party’s knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. The Related Transactions will comply with all applicable legal requirements, and all necessary Consents required to be obtained by a Loan Party or a Subsidiary thereof and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Body which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law), Canada or of any state, province or other applicable jurisdiction, or any order, judgment or decree of any court or Governmental Body binding on any Loan Party or Subsidiary or, to each Loan Party’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party or Subsidiary is a party or by which any Loan Party or Subsidiary is bound or, to each Loan Party’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound. No statement or representation made in the Related Agreements by any Loan Party or Subsidiary or, to Loan Party’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made. As of the Closing Date and any other date on which such representations and warranties are otherwise remade or deemed remade hereunder, (a) each of the representations and warranties contained in the Related Agreements made by a Loan Party or any Subsidiary is true and correct in all material respects and (b) to each Loan Party’s knowledge, each of the representations and warranties contained in the Related Agreements made by any Person other than a Loan Party is true and correct in all material respects.

5.25 OFAC.

None of Borrowers, any Subsidiary of any Borrower or any Affiliate of any Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6. AFFIRMATIVE COVENANTS.

Each Loan Party shall at all times until all of the Obligations have been Paid in Full:

6.1 Payment of Fees.

Promptly following demand, pay to the Lender all usual and customary fees and expenses which the Lender incurs in connection with (a) the forwarding of the Term Loan proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.14(h). The Lender may, without making demand, charge the Borrowers’ Account for all such fees and expenses.

6.2 Conduct of Business; Compliance with Laws and Maintenance of Existence and Assets.

Conduct, and cause each Subsidiary of each Loan Party to conduct, continuously and operate actively its business according to business practices and maintain, and cause each Subsidiary of each Loan Party to maintain, all of its properties useful or necessary in its business in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be Disposed of in accordance with the terms of this Agreement (including, without limitation, Section 7.1)), including, without limitation, all Intellectual Property and take all actions necessary to enforce and protect the validity of its Intellectual Property. Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, (a) keep in full force and effect its existence and its material rights and franchises, except as expressly permitted by this Agreement (including pursuant to Section 7.1), (b) comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (c) except as expressly permitted hereunder, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States, Canada or any of their political subdivisions or, based on commercially reasonable efforts, to do so in any applicable foreign jurisdiction or any political subdivision of any of such foreign jurisdictions.

6.3 Violations.

Promptly after becoming aware of the same, notify the Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or any of their Subsidiaries which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.4 Board Observation Rights.

Parent shall cause the Lender to have the right to designate one representative, who shall: (a) receive prior notice (no later than such notice is given to the members of the board of directors, the equityholders, and the committee members, as applicable) of all meetings (both regular and special) of the board of directors and of the equityholders of Parent and each committee of such board of directors; (b) be entitled to attend (or, at the option of such representative, monitor by telephone) all such meetings; (c) receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of the Parent board of directors and/or any committee of such board of directors and/or equityholders of Parent at the same time and in the same manner as the same is furnished (or made available) to such members and equity holders; and (d) be entitled to participate in all discussions conducted at such meetings. If any action is proposed to be taken by the Parent board of directors, equityholders and/or committee by written consent in lieu of a meeting, the Parent shall give, or shall cause to be given, written notice thereof to such representative of the Lender, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not later than the date upon which any member of any such board of directors, equityholders and/or committee receives the same. Parent shall furnish, or shall cause to be furnished, to such representative a copy of each such written consent not later than five (5) days after it has been signed by a sufficient number of signatories to make it effective. Parent’s board shall meet at least two times per fiscal year and a customary board package shall be provided to each person who participates in each meeting, including to the representative of the Lender. Notwithstanding the foregoing, the Lender may be excluded from access to any material or meeting or portion thereof if Parent’s board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or Parent’s board wishes to discuss the Lender with respect to this Agreement or any Other Document. Any information and materials received pursuant to this Section 6.4 shall be subject to the terms of Section 16.16. Each representative of the Lender referred to in this Section 6.4 shall acknowledge the confidentiality provisions contained in Section 16.16 hereof and agree in writing to be bound by the terms of Section 16.16 as if such representative was a party to this Agreement.

6.5 Execution of Supplemental Instruments; Further Assurances.

Promptly upon request by the Lender, each Loan Party shall take such additional actions (including, without limitation, execution and delivery of such supplemental agreements or instruments, statements, assignments and transfers, or instructions or documents relating to the Collateral) as the Lender may require in its Permitted Discretion from time to time in order (a) to carry out more effectively the purposes of this Agreement or any Other Document, (b) to subject all of the existing or hereinafter acquired personal and real property (other than Excluded Assets) of each Loan Party to first-priority perfected Liens (other than with respect to the Revolving Loan Priority Collateral (subject to the Intercreditor Agreement) and subject to Permitted Encumbrances) in favor of the Lender to secure the Obligations, (c) to perfect and maintain the validity, effectiveness and priority of any of the Liens created, or intended to be created thereby, by this Agreement or any Other Document to the extent required herein or therein, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under this Agreement or any Other Document. Without limiting the generality of the foregoing, each Loan Party shall (and shall cause each other Loan Party to) guarantee (to the extent not already directly obligated with respect thereto) all of the Obligations and to grant to the Lender, a Lien in all of such Loan Party’s existing or hereinafter acquired personal and real property (other than Excluded Assets) to secure all of the Obligations; provided, that, no such guarantee or grant shall be required by a Non-US Subsidiary that is a CFC (other than the Canadian Guarantor) to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2.

6.6 Payment of Indebtedness.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, subject at all times to any applicable subordination or intercreditor arrangement in favor of the Lender, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness of whatever nature, except when the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party and each of their Subsidiaries shall have provided for such reserves as the Lender may reasonably deem proper and necessary.

6.7 Standards of Financial Statements.

Each Loan Party shall, and shall cause each Subsidiary of each Loan Party to, cause all financial statements referred to in Sections 9.7 and 9.9 as to which GAAP is applicable to be true and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP consistently applied.

6.8 Post-Closing Deliveries.

Without limiting any other obligation of the Loan Parties set forth herein or in any of the Other Documents, the Loan Parties shall deliver or cause to be delivered to the Lender, in form and substance reasonably satisfactory to the Lender, as promptly as possible following the Closing Date, but in any event no later than the dates referred to in Schedule 6.8 hereto with respect to each such item (or such later date as the Lender shall agree in writing), each of the items referred to in such Schedule.

7. NEGATIVE COVENANTS.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time prior to the Payment in Full of all of the Obligations:

7.1 Merger, Amalgamation, Consolidation, Acquisition and Sale of Assets.

(a) Consummate any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate or amalgamate with or merge with it; except, that, (i) a Loan Party may merge, amalgamate or consolidate into another Loan Party so long as (A) no Event of Default shall have occurred and be continuing, (B) Administrative Borrower shall give the Lender at least ten (10) Business Days prior notice thereof, (C) if a Borrower is a party to such merger, amalgamation or consolidation, a Borrower shall be the surviving entity, (D) no Loan Party shall merge, amalgamate or consolidate with a Loan Party that exists under the laws of a country different than the country in which such Loan Party exists and (E) prior to such merger, amalgamation or consolidation Loan Parties have taken (or caused to be taken) all steps required by the Lender with respect thereto (including without limitation all steps required by the Lender to maintain the Lender’s Lien on the Collateral granted by such Loan Parties, as well as the priority and effectiveness of such Lien); and (ii) a Subsidiary of the Borrowers that is not a Loan Party may merge, amalgamate or consolidate into another Subsidiary of the Borrowers that is not a Loan Party so long as (A) no Event of Default shall have occurred and be continuing, (B) Administrative Borrower shall give the Lender at least ten (10) Business Days prior notice thereof, and (C) prior to such merger, amalgamation or consolidation Loan Parties have taken (or caused to be taken) all steps required by the Lender with respect thereto.

(b) Acquire all or a substantial portion of the assets or Equity Interests of any Person except for investments permitted by Section 7.4.

(c) Directly or indirectly, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other Person (each, a “Disposition”), except for:

(i) the sale of Inventory in the ordinary course of business,

(ii) provided no Default or Event of Default shall have occurred and be continuing or result therefrom, the Disposition of assets (other than equity interests of any of its Subsidiaries) having a fair market value not to exceed $250,000 in the aggregate in any fiscal year;

(iii) the sale, lease, transfer or other Disposition of property by a Loan Party or a Subsidiary of a Loan Party to any other Loan Party or Subsidiary of a Loan Party; provided, that, (A) if a Borrower or any of its assets is subject to a Disposition, all parties to such Disposition must be Borrowers, (B) if a Loan Party or any of its assets is subject to a Disposition, all parties to such Disposition must be Loan Parties, (C) if a US Loan Party or any of its assets is subject to a Disposition, all parties to such Disposition must be US Loan Parties, (D) to the extent such transaction constitutes an investment, such transaction must be permitted under Section 7.4 and (E) any Lien in favor of the Lender on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale, lease, transfer or other Disposition and Loan Parties shall execute and deliver such agreements, documents and instruments as the Lender may reasonably request with respect thereto;

(iv) the sale, lease, transfer or Disposition of used, worn-out or obsolete machinery and equipment and machinery and equipment no longer used or useful in the conduct of business of Loan Parties or any of their Subsidiaries having a fair market value not to exceed $250,000 in the aggregate in any fiscal year;

(v) the grant in the ordinary course of business by any Loan Party or any of their Subsidiaries after the date hereof of a non-exclusive license of any Intellectual Property or any exclusive license of any Intellectual Property in a particular territory; provided, that, the rights of the licensee shall be subject to the rights of the Lender, and shall not adversely affect, limit or restrict the rights of the Lender to use such Intellectual Property or to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by the Lender of any rights or remedies hereunder or under any of the Other Documents, or otherwise adversely limit or interfere in any material respect with the use of any such Intellectual Property by the Lender in connection with the exercise of its rights or remedies hereunder or under any of the Other Documents or by any Loan Party or Subsidiary;

(vi) the issuance of Equity Interests by Loan Parties; provided, that, no Loan Party or Subsidiary shall be required to pay any cash dividends, distributions or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise expressly permitted in Section 7.7;

(vii) the issuance of Equity Interests by Parent consisting of common stock (or its equivalent) pursuant to an employee stock option plan or grant or similar equity plan or 401(k) plan of Loan Parties and their Subsidiaries for the benefit of their employees, directors and officers;

(viii) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Loan Party or any of its Subsidiaries and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or have any material value;

(ix) involuntary Dispositions occurring by reason of casualty or condemnation;

(x) the leasing, occupancy agreements or sub-leasing of Real Property or Equipment in the ordinary course of business consistent with past practices that would not materially interfere with the required use of such Real Property or Equipment by any Loan Party or any of its Subsidiaries;

(xi) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(xii) any Disposition of property or assets, or issuance of Equity Interests, that is permitted under Sections 7.1(a) and 7.7.

7.2 Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except for Permitted Encumbrances.

7.3 Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guarantee thereof or otherwise (other than with respect to the Obligations) except:

(a) for the endorsement of checks in the ordinary course of business;

(b) that (i) Loan Parties and their Subsidiaries may guarantee Indebtedness or other obligations of Borrowers and their US Subsidiaries that are Loan Parties and (ii) a Non-US Subsidiary may guarantee Indebtedness or other obligations of another Non-US Subsidiary (provided if the Non-US Subsidiary that is providing such guarantee is a Loan Party such other Non-US Subsidiary must also be a Loan Party);

(c) that Loan Parties and their Subsidiaries may guarantee Indebtedness under the Revolving Loan Documents; and

(d) guarantees not permitted under clauses (a) through (b) above in an aggregate outstanding amount not to exceed $100,000 at any time.

7.4 Investments.

Purchase or acquire Indebtedness or Equity Interests of, or any other interest in, any Person, except:

(a) cash or Cash Equivalents;

(b) as expressly permitted pursuant to Section 7.1, Section 7.5, Section 7.7 and Section 7.8;

(c) the endorsement of instruments for collection or deposit in the ordinary course of business;

(d) obligations under Hedging Agreements permitted under Section 7.8(e);

(e) Equity Interests or other obligations issued to Loan Parties by any Person (or the representative of such Person) in compromise or settlement of Indebtedness of such Person owing to Loan Parties (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Loan Party securing any such obligations;

(f) obligations of account debtors to Loan Parties and their Subsidiaries arising from Accounts which are evidenced by a promissory note made by such account debtor payable to the applicable Loan Party or Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note issued to any Loan Party from any account debtor in excess of $250,000 in the aggregate (or regardless of the amount after an Event of Default exists or has occurred and is continuing, at the request of the Lender) and to the extent not delivered to the Revolving Loan Agent in accordance with the terms of the Revolving Loan Documents, such promissory note(s) shall, upon the request of the Lender, be endorsed to the order of the Lender by Loan Parties and promptly delivered to the Lender as so endorsed;

(g) investments by Loan Parties and their Subsidiaries in the form of Equity Interests received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Loan Party of Subsidiary to the extent permitted under Section 7.1(c);

(h) the existing investments of any Loan Party or Subsidiary thereof as of the date hereof in their respective Subsidiaries;

(i) investments made after the date hereof by (i) Parent in another Loan Party, (ii) a Loan Party (other than Parent) in another Loan Party, (iii) a US Subsidiary of a Loan Party in a US Subsidiary of another Loan Party and (iv) a Non-US Subsidiary of a Loan Party in a Non-US Subsidiary of a Loan Party; provided, that, in no such case shall a Loan Party make an investment in a Person that is not a Loan Party;

(j) Permitted Acquisitions;

(k) loans or advances to employees, officers and directors to the extent permitted in Section 7.5(c); and

(l) investments not permitted under clauses (a) through (k) above in an aggregate outstanding amount not to exceed the $100,000 at any time; provided, that, as of the date of such investment or any payment made in respect thereof and after giving effect to such investment or payment, no Default or Event of Default shall exist or have occurred and be continuing.

7.5 Loans.

Make advances, loans or other extensions of credit to any Person, including, without limitation, any Subsidiary or Affiliate, except with respect to:

(a) the extension of commercial trade credit in connection with the sale of Inventory or the provision of services, each in the ordinary course of its business;

(b) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(c) advances or loans by a Loan Party or any Subsidiary of a Loan Party to its employees, officers or directors in the ordinary course of business in an aggregate amount not to exceed $75,000 at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee, officer or director in connection with their work for such Loan Party or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees, officers and directors (including home mortgage financing for relocated employees, officers and directors); and

(d) advances, loans or extensions of credit made by (i) Parent to another Loan Party, (ii) a Loan Party (other than Parent) to another Loan Party, (iii) a US Subsidiary of a Loan Party in a US Subsidiary of another Loan Party and (iv) a Non-US Subsidiary of a Loan Party to a Non-US Subsidiary of a Loan Party; provided, that, in no such case shall a Loan Party make an advance, loan or extension of credit in a Person that is not a Loan Party.

7.6 Financial Covenants.

(a) Capital Expenditures. Contract for, purchase or make any Capital Expenditures during any fiscal year set forth below in an aggregate amount in excess of the amount set forth below for such year:

Fiscal Year	Maximum Capital Expenditures
Fiscal year ended December 31, 2012	$5,500,000
Fiscal year ended December 31, 2013 and each fiscal year thereafter	$12,000,000

(b) Minimum EBITDA. Permit EBITDA for the preceding twelve (12) month period ending on any date set forth below to be less than the amount set forth below for such date:

Date	Minimum EBITDA
March 31, 2012	$3,800,000
June 30, 2012	$4,000,000
September 30, 2012	$5,500,000
December 31, 2012	$8,000,000
March 31, 2013	$9,000,000
June 30, 2013	$10,000,000
September 30, 2013	$11,000,000
December 31, 2013	$12,000,000
March 31, 2014	$12,000,000
June 30, 2014	$12,000,000
September 30, 2014	$12,000,000
December 31, 2014	$12,000,000
March 31, 2015	$12,000,000
June 30, 2015	$12,000,000
September 30, 2015	$12,000,000
December 31, 2015	$12,000,000
March 31, 2016	$14,000,000
June 30, 2016	$14,000,000

(c) Total Debt to EBITDA Ratio. Permit the ratio of total Indebtedness of the Loan Parties on a consolidated basis to EBITDA for the preceding twelve (12) month period ending on any date set forth below to exceed the ratio set forth below for such date:

Date	Ratio
June 30, 2012	5.5 : 1.00
September 30, 2012	4.7 : 1.00
December 31, 2012	4.3 : 1.00
March 31, 2013	4.0 : 1.00
June 30, 2013	3.9 : 1.00
September 30, 2013	3.8 : 1.00
December 31, 2013	3.7 : 1.00
March 31, 2014	3.5 : 1.00
June 30, 2014	3.5 : 1.00
September 30, 2014	3.5 : 1.00
December 31, 2014	3.5 : 1.00
March 31, 2015	3.3 : 1.00
June 30, 2015	3.3 : 1.00
September 30, 2015	3.3 : 1.00
December 31, 2015	3.3 : 1.00
March 31, 2016	3.0 : 1.00
June 30, 2016	3.0 : 1.00

(d) Minimum Refill Gross Profit. Permit the Gross Profit of the Refill Division for the preceding twelve (12) month period ending on March 31, June 30, September 30 and December 31 of each calendar year to be less than $10,500,000. For purposes of this Section 7.6(d), the Gross Profit of the Refill Division shall be deemed to be (i) $3,527,999 for the fiscal quarter ended June 30, 2011, (ii) $3,998,874 for the fiscal quarter ended September 30, 2011 and (iii) $2,707,596 for the fiscal quarter ended December 31, 2011.

7.7 Dividends and Distributions.

Declare, pay or make any dividend or distribution or payment with respect to:

(a) any shares of the Equity Interests of any Loan Party or any of their Subsidiaries (other than dividends or distributions payable in its Equity Interests permitted hereunder) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any such Equity Interests; except, that, (i) in lieu of making tax payments directly, Loan Parties and their Subsidiaries may make dividends and distributions to Parent from time to time for the sole purpose of allowing Parent to, and Parent shall promptly upon receipt thereof use the proceeds thereof solely to, pay federal, state and provincial income taxes and franchise taxes solely arising out of the consolidated operations of Parent, Borrowers and their Subsidiaries, after taking into account all available credits and deductions (provided, that, no Borrower or Subsidiary thereof shall make any distribution to Parent in any amount greater than the share of such taxes arising out of Borrowers and their Subsidiaries’ consolidated net income); (ii) Loan Parties and their Subsidiaries may make dividends and distributions to any Loan Party from time to time in respect of any Equity Interests owned by any Loan Party; and (iii) Parent may purchase and redeem its Equity Interests for the sole purpose of providing proceeds to Equity Interest Option Holders in order to permit such Equity Interest Option Holders to pay federal, state and provincial income taxes solely arising out of and relating to options and warrants owned by such Equity Interest Option Holders; provided, that the aggregate amount of purchases and redemptions under this clause (iii) shall not exceed $150,000 during any fiscal year; and

(b) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Subordinated Debt; except, that, mandatory payments may be made on Subordinated Debt to the extent expressly permitted in any subordination or intercreditor agreement executed by the Lender with respect thereto.

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade payables incurred in the ordinary course of business consistent with past practices outstanding no more than thirty (30) days past its due date) except in respect of:

(a) the Obligations;

(b) Indebtedness (other than the Obligations) to the extent incurred after the Closing Date to finance Capital Expenditures in an aggregate amount not to exceed $500,000 at any one time outstanding;

(c) Indebtedness existing on the Closing Date as set forth on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses));

(d) Indebtedness expressly permitted by Section 7.3 and Section 7.5;

(e) Indebtedness arising under Hedging Agreements which are not entered into for speculative purposes and are intended to provide protection against fluctuations in interest rates or foreign currency exchange rates;

(f) Indebtedness in respect of netting services, overdraft protections, employee credit card programs and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g) Indebtedness in respect of bid, performance and surety bonds, including guarantees or obligations of Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance in each case incurred in the ordinary course of business; provided, that, upon the Lender’s request, the Lender shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto;

(h) unsecured Indebtedness arising from agreements to provide for customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or Disposition permitted hereunder and in the case of earn-outs or other similar obligations so long as they have been subordinated to the Obligations pursuant to a subordination agreement in favor of the Lender on terms and conditions reasonably satisfactory to the Lender;

(i) unsecured subordinated Indebtedness of Loan Parties and their Subsidiaries arising after the date hereof to any third person not otherwise permitted in this Section 7.8, in an aggregate outstanding principal amount not to exceed $100,000 at any time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof (excluding accrued interest, fees, discounts, premiums and expenses)); provided, that, (i) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) the terms and provisions of such Indebtedness shall provide that no principal or interest (other than interest payable in kind (i.e., non-cash interest)) shall be paid in respect thereof until after all of the Obligations are Paid in Full, and (iii) such third person shall have entered into a subordination agreement with the Lender on terms and conditions reasonably satisfactory to the Lender;

(j) Indebtedness arising pursuant to financing of insurance premiums payable on insurance policies maintained by or for the benefit of Loan Parties or any of their Subsidiaries; provided, that, upon the Lender’s request, the Lender shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;

(k) subject to the terms and conditions of the Intercreditor Agreement, Indebtedness of any Loan Party under the Revolving Loan Documents; and

(l) additional unsecured Indebtedness of Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $100,000 at any one time outstanding.

7.9 Nature of Business.

Substantially change the nature of the business in which it is presently engaged, and similar, related or complementary businesses subsequently engaged in, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary or appropriate for and are to be used in its business as presently conducted or similar, related or complementary businesses.

7.10 Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except for:

(a) transactions, arrangements and other business activities entered into in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate;

(b) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into in good faith, for actual services rendered to any Loan Party or any Subsidiary, by any Loan Party and the Subsidiaries in the ordinary course of business and non-cash payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Loan Party; and

(c) transactions among Loan Parties and their Subsidiaries expressly permitted by Section 7.1(c), Section 7.3(b), Section 7.4(i), Section 7.5(c), Section 7.5(d) and Section 7.7.

7.11 Leases.

After the Closing Date, enter as lessee into any lease arrangement for Equipment or Real Property (unless capitalized and permitted under Sections 7.6 and 7.8) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $500,000 in any one (1) fiscal year for all Loan Parties and their Subsidiaries (or such higher amount as the Lender may approve in its sole discretion). Any renewal, replacement or extension of any lease or lease arrangement that exists as of the Closing Date shall not be taken into account for the purposes of this Section 7.11.

7.12 Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a Loan Party, becomes jointly and severally liable for, or otherwise guaranties, all of the Obligations and grants a Lien on substantially all of its assets to secure all of the Obligations and consents to the pledge of its Equity Interests to secure all of the Obligations in form and substance reasonably satisfactory to the Lender (in each case, except (A) to the extent that such assets constitute Excluded Assets and (B) no such guarantee or grant shall be required by a Non-US Subsidiary that is a CFC to the extent such guarantee or grant would result in material adverse tax consequences to Loan Parties under Treas. Reg. Section 1.956-2), (ii) the Lender is provided with a pledge of all of the outstanding Equity Interests of such Subsidiary to secure all of the Obligations in form and substance reasonably satisfactory to the Lender (except to the extent that such Equity Interests constitutes Excluded Assets), and (iii) the Lender shall have received fifteen (15) days prior written notice thereof (along with an update of Schedule 5.2(b)) and all documents, including collateral documents, guaranties, corporate authority documents and legal opinions, as the Lender may require in its Permitted Discretion in connection therewith, all in form and substance reasonably satisfactory to the Lender; provided, that, investments in any Subsidiary which Loan Parties may form in accordance with this Section 7.12(a) may only be made to the extent permitted by Section 7.4.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes.

Change its fiscal year-end from December 31, or make any change (a) in accounting treatment and reporting practices except as required by GAAP consistently applied or (b) in tax reporting treatment except as required by law.

7.14 Pledge of Credit.

Now or hereafter pledge the Lender’s credit on any purchases or for any purpose.

7.15 Amendment of Organizational Documents; Revolving Loan Documents; and other Related Agreements.

(a) Amend, modify or waive any term or provision of its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to such Loan Party’s or Subsidiary’s formation or governance, or any shareholders agreement, unless the Lender is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not materially adverse in any respect to the Lender.

(b) Amend, modify or waive any term or provision of any Revolving Loan Documents, unless the Lender is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is permitted by the Intercreditor Agreement.

(c) Amend, modify or waive any term or provision of any Related Agreement or Material Contract not specified in another clause of this Section 7.15, unless the Lender is provided prior five (5) Business Days’ prior written notice of any such amendment, modification or waiver and such amendment, modification or waiver is not materially adverse in any respect to the Lender.

7.16 Compliance with ERISA.

(a) Maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Title IV Plan, other than those Title IV Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to fail the applicable “minimum funding standard”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Title IV Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a Lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (g) fail promptly to notify the Lender of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Title IV Plan.

7.17 Prepayment, Etc. of Money Borrowed.

At any time, directly or indirectly, voluntarily prepay any Money Borrowed (other than the Obligations), or voluntarily repurchase, redeem, retire or otherwise acquire any Money Borrowed of any Loan Party or any Subsidiary, in each case prior to the due date thereof.

7.18 State of Organization/Names/Locations.

Change the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral, unless Administrative Borrower has given the Lender not less than thirty (30) days prior written notice thereof (along with an update of Schedule 4.4, Schedule 4.14(c), Schedule 5.2(a) and Schedule 5.6, as applicable) and Loan Parties have taken (or caused to be taken) all steps required by the Lender with respect thereto (including without limitation all steps required by the Lender to maintain the Lender’s Lien on such Collateral, as well as the priority and effectiveness of such Lien); provided, that, no Loan Party shall change its jurisdiction of incorporation or organization or location of any of its Collateral to a jurisdiction or location from (a) the continental United States to outside of the continental United States or (b) one country to another country.

7.19 Foreign Assets Control Regulations, Etc.

None of the requesting or borrowing of the Term Loan or the use of the proceeds of thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). Neither Borrowers nor any other Loan Party is or will become a Sanctioned Entity or Sanctioned Person as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Entity or Sanctioned Person.

8. CONDITIONS PRECEDENT.

8.1 Conditions to Term Loan.

The agreement of the Lender to make the Term Loan requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lender, immediately prior to or concurrently with the making of the Term Loan, of the following conditions precedent, all in form and substance acceptable to the Lender:

(a) Agreement. The Lender shall have received this Agreement duly executed and delivered by an authorized officer of each of the parties hereto;

(b) Term Note. The Lender shall have received the Term Note duly executed and delivered by an authorized officer of the Borrowers in favor of the Lender;

(c) Warrants. The Lender shall have received the Warrants duly executed and delivered by an authorized officer of the Parent in favor of the Lender;

(d) Registration Rights Agreement. The Lender shall have received the Registration Rights Agreement duly executed and delivered by an authorized officer of the Parent in favor of the Lender;

(e) Filings, Registrations, Recordings and Searches. Each document (including, without limitation, any UCC and PPSA financing statements) required by this Agreement, any Other Document or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create, in favor of the Lender, a perfected Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. The Lender shall also have received UCC, PPSA, tax, judgment and other Lien searches with respect to each Loan Party in such jurisdictions as the Lender shall require, and the results of such searches shall be satisfactory to the Lender;

(f) Payoff Letters; Releases. Fully executed payoff letters (or other evidence of repayment) from all creditors being repaid (in whole or in part) in connection with the making of the Term Loan, along with appropriate Lien releases;

(g) Corporate Proceedings of Loan Parties. The Lender shall have received a copy of the resolutions of the board of directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which it is a party, and (ii) the granting by each Loan Party of the Liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(h) Incumbency Certificates of Loan Parties. The Lender shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or Other Documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(i) Certificates. The Lender shall have received a copy of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws, partnership agreement or other applicable documents relating to each Loan Party’s formation and governance, and all amendments thereto, certified in the case of formation documents filed with a Governmental Body by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation and certified in the case of other formation and governance documents as accurate and complete by the Secretary or Assistant Secretary of each Loan Party;

(j) Good Standing Certificates. The Lender shall have received good standing certificates or certificates of status or certificates of compliance, as applicable, for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such Loan Party’s jurisdiction of incorporation or formation and each jurisdiction in which qualification and good standing are necessary for each such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(k) Legal Opinion. The Lender shall have received the executed legal opinions of Loan Parties’ legal counsel, which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as the Lender may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to the Lender;

(l) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Lender, is deemed material and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement or any of the other Related Transactions shall have been issued by any Governmental Body;

(m) Collateral Examination. The Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Collateral of each Loan Party and all books and records in connection therewith;

(n) Fees and Expenses. The Lender shall have received the Closing Fee on or prior to the Closing Date pursuant to Section 2.2(a) and all reimbursable expenses of the Lender invoiced to date in accordance with this Agreement;

(o) Financial Statements. The Lender shall have received a copy of the financial statements referred to in Section 5.5;

(p) Other Documents. The Lender shall have received fully executed copies of all Other Documents to the extent required to be executed on the Closing Date;

(q) Insurance. The Lender shall have received insurance certificates and loss payable endorsements naming the Lender as loss payee or additional insured, as applicable, with respect to Loan Parties’ property and liability insurance policies;

(r) Payment Instructions. The Lender shall have received written instructions from Administrative Borrower directing the application of proceeds of the Term Loan made pursuant to this Agreement;

(s) Blocked Accounts; Cash Management. Loan Parties shall have established deposit accounts and cash management arrangements in form and substance reasonably satisfactory to the Lender (it being understood and agreed that, as of the Closing Date, the cash management arrangements maintained at the Existing Deposit Banks are reasonably satisfactory to the Lender);

(t) Consents. The Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Related Transactions; and, the Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Lender and its counsel shall deem necessary;

(u) No Adverse Material Change. Since December 31, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(v) Collateral Access Agreements. The Lender shall have received duly executed Collateral Access Agreements with respect to all third party Collateral locations required by the Lender;

(w) Equity Interests Pledge. The Lender shall have received a pledge agreement, executed by each applicable Loan Party in favor of the Lender, pursuant to which such Loan Party shall pledge to the Lender and grant to the Lender a Lien, subject to the terms of the Intercreditor Agreement, upon all of the outstanding Equity Interests of each Subsidiary (other than Equity Interests, if any, constituting Excluded Assets) of such Loan Party, together with share powers duly executed in blank and originals of any related share, membership or other similar certificates;

(x) Revolving Loan Documents. The Lender shall have received executed copies of the Intercreditor Agreement and all of the Revolving Loan Documents, and evidence that Loan Parties have received $25,000,000 in the aggregate from advances made on or about the date hereof as proceeds thereof;

(y) Related Transactions. Loan Parties and their Subsidiaries shall have completed (or concurrently with the initial credit extension hereunder will complete) the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by the Lender). The Lender shall have received copies of the Related Agreements (including a consent to the collateral assignment of rights and indemnities under the appropriate Related Agreements in favor of the Lender) certified by Administrative Borrower’s secretary or an assistant secretary (or similar officer) as being in true, accurate and complete;

(z) Contract Review. The Lender shall have reviewed all Material Contracts of Loan Parties, including, without limitation, and to the extent required by the Lender, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to the Lender;

(aa) Due Diligence. The Lender and its counsel shall have completed its business and legal due diligence with results satisfactory to the Lender and its counsel, including without limitation (i) pre-funding field examination of the business and collateral of each Loan Party in accordance with the Lender’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of each Loan Party, (ii) favorable trade and customer references and (iii) background checks with respect to such individuals as the Lender determines issued by investigatory firms satisfactory to the Lender; and the Lender shall be satisfied with the corporate and capital structure and management of each Loan Party’s license agreements and with all legal, tax, accounting and other matters relating to each Loan Party;

(bb) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein; or in all respects with respect to representations and warranties made on the Closing Date) on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifiers already set forth therein) on and as of such earlier date);

(cc) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Term Loan requested to be made on the Closing Date; and

(dd) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Related Transactions shall be satisfactory in form and substance to the Lender and its counsel.

9. INFORMATION AS TO LOAN PARTIES.

Until all of the Obligations are Paid in Full, each Loan Party shall:

9.1 Disclosure of Material Matters Pertaining to Collateral.

Immediately upon learning thereof, report to the Lender all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Collateral and Related Reports.

(a) Deliver to the Lender on or before the twentieth (20th) day of each calendar month (or more frequently if required by the Lender after the occurrence and during the continuance of an Event of Default) the following reports, which shall be current as of the close of business on the last Business Day of the calendar month immediately prior to such date:

(i) with respect to each Loan Party’s accounts payable and expenses for the immediately preceding calendar month, a report including an accounts payable aging, accrued expenses, and listing of checks held, together with a reconciliation to each Loan Party’s general ledger and balance sheet for such calendar month;

(ii) (A) a detailed report of accrued and other liabilities of Loan Parties as of the end of such immediately preceding calendar month reconciled to the balance sheet for such calendar month; (B) listing of (1) past due amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral of Loan Parties, (2) monthly rent, lease, warehouse and other amounts payable to the Persons referred to in the foregoing clause (1), and (3) cost of all Inventory and other Collateral then located at each of the locations referred to in the foregoing clause (1); and (C) confirmation that all sales, personal property and payroll and other taxes of Loan Parties are currently paid; and

(iii) notice of termination or breach of any Material Contract of a Loan Party or any of their Subsidiaries (A) which could reasonably be expected to result in a Material Adverse Effect or (B) with respect to a contract in which the aggregate payments thereunder by any Loan Party or any of their Subsidiaries exceed $500,000 in any fiscal year;

(b) Deliver to the Lender on or before the sixtieth (60th) day after the end of each the Borrowers’ fiscal years:

(i) current certificates of insurance and loss payee endorsements for all insurance policies which Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.10; and

(ii) a list of all Customers of Loan Parties owing Accounts receivable as of the end of such fiscal year, including such Customers’ respective name, address, phone number, and e-mail address;

(c) Promptly, deliver to the Lender (i) current certificates of insurance and loss payee endorsements for all insurance policies which Loan Parties and their Subsidiaries are required to maintain pursuant to Section 4.10, immediately following the renewal of each such policy and any amendments thereto; and (ii) such other reports and information as to the Collateral, Loan Parties or their Subsidiaries as the Lender shall request from time to time in its Permitted Discretion;

(d) Promptly upon the occurrence thereof, deliver to the Lender notice of termination or breach of any Material Contract of a Loan Party or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and

(e) All Collateral reporting which shall be provided to the Lender pursuant to this Sections 9.2 shall be delivered to the Lender electronically (or other manner reasonably satisfactory to the Lender) and in form and substance satisfactory to the Lender. All such reports are solely for the Lender’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such reports to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s Lien with respect to the Collateral.

9.3 Environmental Reports.

Furnish the Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, with a certificate signed by a Responsible Officer of Administrative Borrower stating, to the best of such officer’s knowledge, that each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with all Environmental Laws. To the extent any Loan Party or any Subsidiary of any Loan Party is not in compliance with any Environmental Laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party or Subsidiary, as applicable, will implement in order to achieve full compliance.

9.4	Litigation.

Promptly (but in any event within five (5) Business Days thereafter) notify the Lender in writing of (or of any judgment, settlement or other material development in) any litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of (or of any material development in) any suit or administrative proceeding, which in any such matter could reasonably be expected to (i) result in liability in excess of $250,000 or (ii) have a Material Adverse Effect.

9.5	Material Occurrences.

Promptly (but in any event within five (5) Business Days thereafter) notify the Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to the Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or any Subsidiary of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party or any Subsidiary of any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party or any Subsidiary of any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party or any Subsidiary of any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties or such Subsidiaries propose to take with respect thereto.

9.6	Retail Store Locations.

Furnish the Lender, concurrently with the delivery of the financial statements referred to in Section 9.9 for each fiscal quarter end of the Loan Parties, with a report as of such fiscal quarter end including (a) the number and location of all new Walmart or Lowes retail store locations in which the sale of any product lines of the Loan Parties was added during such fiscal quarter, (b) the number and location of all Walmart or Lowes retail store locations in which the sale of all product lines of the Loan Parties was discontinued during such fiscal quarter and (c) the net number of retail store locations for each of Walmart and Lowes in which any product lines of the Loan Parties are sold as of such fiscal quarter end.

9.7 Annual Financial Statements.

Furnish the Lender within one hundred twenty (120) days after the end of each fiscal year of Loan Parties, financial statements of Loan Parties and their Subsidiaries on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to the Lender (the “Accountants”). The report of the Accountants shall be accompanied by (a) copies of all management letters, exception reports or similar letters or reports received by Loan Parties or their Subsidiaries from the Accountants, and (b) a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, and (ii) in making the examination upon which such report was based, either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 7.6. In addition, the reports shall be accompanied by a Compliance Certificate of a Responsible Officer of Administrative Borrower which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 7.6.

9.8 [Reserved.]

9.9 Monthly Financial Statements.

Furnish the Lender within thirty (30) days after the end of each month or within forty-five (45) days after the end of each month that is the end of a fiscal quarter, an unaudited balance sheet of Loan Parties and their Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties and their Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties or their Subsidiaries. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (a) the current fiscal period and the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year and (b) the projections for such fiscal period and year-to-date period delivered pursuant to Section 5.5(b) or Section 9.12, as applicable, and shall be accompanied by an analysis and discussion of results (including a summary, discussion and analysis of all variances from the relevant budget) prepared by senior management of Loan Parties with respect thereto, satisfactory to the Lender. The financial statements shall be accompanied by a Compliance Certificate signed by a Responsible Officer of Administrative Borrower, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to the events giving risk to such Default or Event of Default and, such Compliance Certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 7.6. Such Compliance Certificate shall also set forth a calculation of EBITDA for the preceding twelve (12) month period ending on the date of the financial statements delivered with such Compliance Certificate for purposes of determining the applicable interest rate on the Term Loan in accordance with the Term Note.

9.10 Notices re Equity Holders; the Revolving Loan Documents.

Furnish promptly to the Lender (a) with copies of such financial statements, reports and returns as each Loan Party and their Subsidiaries shall send to its equity holders and (b) copies of all notices or reports sent or received by any Loan Party or any Subsidiary in connection with, along with all amendments, modifications and new documents with respect to the Revolving Loan Documents.

9.11 Additional Information.

Furnish promptly to the Lender with such additional information as the Lender shall reasonably request in order to enable the Lender to determine whether Loan Parties are in compliance with the terms, covenants, provisions and conditions of this Agreement and the Other Documents.

9.12 Projected Operating Budget.

Furnish the Lender, no later than twenty (20) days prior to the beginning of each Loan Party’s fiscal years, commencing with Loan Party’s fiscal year ending December 31, 2013, a month by month projected operating budget and cash flow of Loan Parties and their Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Administrative Borrower to the effect that such projections have been prepared in good faith on the basis of sound financial planning practice consistent with past budgets and financial statements.

9.13 Variances From Operating Budget.

Furnish the Lender, concurrently with the delivery of the financial statements referred to in Section 9.7 and Section 9.9, or more frequently if requested by the Lender, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Governmental Body Items.

Furnish the Lender with prompt (and, in any event, not more than five (5) Business Days) notice of (a) any lapse or other termination of any Consent issued to any Loan Party or any Subsidiary of any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s or such Subsidiaries’ business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party or any Subsidiary of any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party or any such Subsidiary, or if copies thereof are requested by the Lender, (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party or any Subsidiary of any Loan Party and (e) any federal, state, local or other income tax return of any Loan Party or Subsidiary that has been filed becoming the subject of an audit.

9.15 ERISA Notices and Requests.

Furnish the Lender with immediate written notice in the event that (a) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party, such Subsidiary of any Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (b) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, together with a written statement describing such transaction and the action which such Loan Party, such Subsidiary of any Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Title IV Plan together with all communications received by any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Title IV Plan or the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Title IV Plan or to have a trustee appointed to administer a Title IV Plan, together with copies of each such notice, (f) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the IRS regarding the qualification of a Title IV Plan, together with copies of each such letter, (g) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice, (h) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, or (i) any Loan Party, any Subsidiary of any Loan Party or any member of the Controlled Group knows that a (i) Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16 Notice of Change in Management, Etc.

Furnish the Lender with prompt (and, in any event, not more than five (5) Business Days) notice of any person becoming after the date hereof an officer, director or member of the senior management of any Loan Party.

9.17 Additional Documents.

Execute and deliver to the Lender, upon request, such documents and agreements as the Lender may, from time to time, request in its Permitted Discretion from any Loan Party to carry out the purposes, terms or conditions of this Agreement and the Other Documents.

10. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Failure by any Loan Party to pay (a) the principal or interest payment when due and payable, and (b) any other Obligations within three (3) days of when such Obligations are due and payable, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document;

10.2 Failure by Loan Parties to perform, keep or observe:

(a) any provision of Sections 4.9, 4.10, 4.14(h), 6.4, 7, 9.5(a), 9.7 or 9.9;

(b) any provision of Sections 4.2, 9.2 (other than Sections specified in the foregoing clause (a)), 9.4, 9.5, 9.12 or 9.13, which is not cured within five (5) days after the date thereof; provided, that, such five (5) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all;

(c) any other provision of this Agreement or any provision of any Other Document (to the extent such breach is not otherwise embodied in any other provision of this Section 10 for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Other Documents), which is not cured within thirty (30) days after the date thereof; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such provision which is not capable of being cured at all;

10.3 Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect (without duplication of any materiality qualifiers already set forth herein) on the date when made or deemed to have been made;

10.4 Except for Permitted Encumbrances, issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s or any Subsidiary of any Loan Party’s property which is not stayed or bonded pending appeal or lifted within thirty (30) days;

10.5 Any judgment or judgments for payment of money are rendered or judgment Liens for payment of money filed against one or more Loan Parties or Subsidiaries of Loan Parties for an amount, individually or in the aggregate (to the extent not covered by independent third party insurance where the insurer has not denied or disputed coverage in writing), in excess of $1,000,000, which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record; or any action is taken to enforce any Lien over the assets of any Loan Party (or any analogous procedure or step is taken in any jurisdiction) for an amount, individually or in the aggregate, in excess of $1,000,000;

10.6 Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state, federal or other bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.7 Any Lien created hereunder or provided for hereby or under any Other Document in any Collateral having a value in excess of $750,000 for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (except with respect to the Revolving Loan Priority Collateral (subject to the Intercreditor Agreement) and except for Permitted Encumbrances and as otherwise expressly permitted herein);

10.8 Any default under (a) any of the Revolving Loan Documents, which default continues for more than the applicable cure period, if any, with respect thereto, or (b) any other documents, instruments or agreements to which any Loan Party, any Subsidiary or any Loan Party is a party or by which any of its properties is bound, relating to any Indebtedness (other than the Obligations) individually or in aggregate in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto;

10.9 Any of the Obligations for any reason shall cease to be permitted debt under the Revolving Loan Documents;

10.10 Any Change of Control shall occur;

10.11 Any material provision hereof or of any of the Other Documents (other than provisions relating to the creation, validity or perfection of a Lien) shall for any reason cease to be valid, binding and enforceable with respect to any Loan Party hereto or thereto in accordance with its terms, or any such Loan Party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the Other Documents (other than provisions relating to the creation, validity or perfection of a Lien) has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms;

10.12 The indictment by any Governmental Body of any Loan Party or any Subsidiary of any Loan Party of which any Loan Party, such Subsidiary or the Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of the Lender, under any criminal statute, or commencement or threatened commencement of criminal proceedings against such Loan Party or such Subsidiary, pursuant to which criminal statute or proceedings the penalties or remedies sought or available include forfeiture of (a) any of the Collateral having a value in excess of $500,000 or (b) any other property of any Borrower, or of Loan Parties and their Subsidiaries taken as a whole, which is necessary or material to the conduct of any Borrower’s business or Loan Parties and their Subsidiaries taken as a whole;

10.13 Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party in and to any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of the Lender, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.14 The operations of any Loan Party’s or any Subsidiary’s facilities is interrupted in any material respect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction, and such interruption could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

10.15 An event or condition specified in Section 7.16 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur a liability to a Plan or the PBGC (or both) in excess of $500,000; or

10.17 Any Business Reduction Event shall occur.

11. LENDER’S RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.6, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter, the Lender may declare that all or any portion of the Obligations shall be immediately due and payable and the Lender shall have the right to terminate this Agreement. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC, the PPSA and at law or equity generally, including, without limitation, the right to foreclose the Liens granted herein and in the Other Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. The Lender may enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Lender may thereupon, or at any time thereafter, in its discretion, without notice or demand, take the Collateral and remove the same to such place as the Lender may deem advisable and the Lender may require Loan Parties to make the Collateral available to the Lender at a convenient place. With or without having the Collateral at the time or place of sale, the Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Lender may bid for and become the purchaser, and the Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. The Lender may specifically disclaim any warranties of title or the like at any sale of Collateral. In connection with the exercise of the foregoing remedies, the Lender shall have the right to use all of each Loan Party’s Intellectual Property and other proprietary rights (subject to any licenses and other usage rights therein granted in favor of other Persons) which are used in connection with (A) Inventory for the purpose of disposing of such Inventory and (B) Equipment for the purpose of completing the manufacture of unfinished goods, in each case without any obligation to compensate any Loan Party therefor.

(b) The Lender may seek the appointment of a receiver, interim receiver, manager or receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of Canadian Guarantor or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed agent of Canadian Guarantor and not the Lender, and the Lender shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees, absent the gross negligence or willful misconduct of the Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of Canadian Guarantor, to preserve Collateral of Canadian Guarantor or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of Canadian Guarantor. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including Canadian Guarantor, enter upon, use and occupy all premises owned or occupied by Canadian Guarantor wherein Collateral of Canadian Guarantor may be situated, maintain Collateral of Canadian Guarantor upon such premises, borrow money on a secured or unsecured basis and use Collateral of Canadian Guarantor directly in carrying on Canadian Guarantor’s business or as security for loans or advances to enable the Receiver to carry on Canadian Guarantor’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Lender, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to the Lender. Every such Receiver may, in the discretion of the Lender, be vested with all or any of the rights and powers of the Lender. The Lender may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

(c) The Lender may execute any of its rights and remedies under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such rights and remedies. The Lender shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Lender with reasonable care absent the gross (not mere) negligence or willful misconduct of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The Lender may also from time to time, when the Lender deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral of the Canadian Guarantor; provided, that, no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Lender. Should any instrument in writing from the Lender be required by any Subagent so appointed by the Lender to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Canadian Guarantor shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Lender. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Lender until the appointment of a new Subagent. The Lender shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section in the absence of the Lender’s gross (not mere) negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but such agent, attorney-in-fact or Subagent may be responsible for their own gross (not mere) negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction).

11.2 Waterfall.

(a) At any time that a Waterfall Event has occurred and is continuing, all payments remitted to the Lender and all proceeds of Collateral received by the Lender shall be applied to the Obligations as follows: first, to the Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Lender in connection with this Agreement or any Other Document; second, to interest due to the Lender upon the Term Loan and to the Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Lender in connection with this Agreement or any Other Document until paid in full; third, to fees due to the Lender, if any, in connection with this Agreement or any Other Document until paid in full; fourth, to the principal of the Term Loan made by the Lender until paid in full; and fifth, pro rata to any other Obligations until paid in full.

(b) If any deficiency shall arise, Loan Parties shall remain liable to the Lender therefor. If it is determined by an authority of competent jurisdiction that a disposition by the Lender did not occur in a commercially reasonably manner, the Lender may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. The Lender will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless the Lender has entered into a written agreement with Loan Party to that effect.

11.3 Lender’s Discretion.

The Lender shall have the right in its Permitted Discretion to determine which rights, Liens or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender’s rights hereunder.

11.4 Setoff.

In addition to any other rights and remedies which the Lender may have under applicable law, this Agreement or any Other Document, upon the occurrence and during the continuance of an Event of Default hereunder, the Lender and its Affiliates shall have a right to setoff and apply any Loan Party’s property held by the Lender or such Affiliate to reduce the Obligations, all without notice to Loan Parties.

11.5 Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.6 Commercial Reasonableness.

To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed necessary or appropriate by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Body or other third party for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the exercise by the Lender of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or as otherwise by law.

12.2 Delay.

No delay or omission on the Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.4 Waiver of Counterclaims.

Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

13. EFFECTIVE DATE AND TERMINATION.

13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party and the Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) April 30, 2016 (the “Original Term”), (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”).

13.2 Termination.

The termination of the Agreement shall not affect any Loan Party’s or the Lender’s rights, or any of the Obligations arising or incurred prior to the effective date of such termination, and each of the provisions of this Agreement and of the Other Documents shall continue to be fully operative until all of the Obligations have been Paid in Full. The Liens and rights granted to the Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been Paid in Full. Accordingly, each Loan Party waives any rights which it may have under Section 9-513 of the UCC to demand the filing of termination statements with respect to the Collateral, and the Lender shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, until all of the Obligations have been Paid in Full. All representations, warranties, covenants, waivers and agreements contained herein and in the Other Documents shall survive termination hereof until all of the Obligations have been Paid in Full.

14. RESERVED.

15. GUARANTEE.

15.1 Guarantee; Contribution Rights.

Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due (whether at the stated maturity, by acceleration or otherwise) and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds without offset, counterclaim or deduction of any kind.

Anything herein this Section 15 to the contrary notwithstanding, the maximum liability of each Guarantor this Section 15 shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in the following paragraph). It being understood that no amendments or other modifications to any of the Loan Documents need to be made to implement the provisions of this paragraph and instead the implementation of the provisions of this paragraph shall occur automatically.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 15.9(d). The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Guarantor to the Lender, and each Guarantor shall remain liable to the Lender for the full amount guaranteed by such Guarantor hereunder.

15.2 Waivers.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than Payment in Full of all of the Obligations, (f) any defense that any other guarantee or security was or was to be obtained by the Lender, and (g) any other defense.

15.3 No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.4 Guarantee of Payment.

The Guarantee hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 15, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by the Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of the Lender’s right to proceed in any other form of action or proceeding or against any other Person unless the Lender has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by the Lender against any Loan Party under any document evidencing or securing Indebtedness of any Loan Party to the Lender shall diminish the liability of any Guarantor hereunder, except to the extent the Lender receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party and/or otherwise.

15.5 Liabilities Absolute.

The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to the Borrowers or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guarantee for all or any of the Obligations;

(c) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guarantee hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Term Loan or other financial accommodations to the Borrowers pursuant to this Agreement and/or the Other Documents or otherwise.

15.6 Waiver of Notice.

Except as otherwise contemplated hereunder, the Lender shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

15.7 Lender’s Discretion.

The Lender may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

15.8 Reinstatement.

The Guarantee provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment or on account of any of the Obligations and the Lender repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or the respective property of each, or any settlement or compromise of any claim effected by the Lender with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to the Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

15.9 No Marshalling, Etc.

(a) The Lender shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(b) No Guarantor shall be entitled to claim against any present or future security held by the Lender from any Person for Obligations in priority to or equally with any claim of the Lender, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of the Lender for Obligations, and no Guarantor shall be entitled to compete with the Lender with respect to, or to advance any equal or prior claim to any security held by the Lender for Obligations.

(c) If any Loan Party makes any payment to the Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial or other statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(d) All present and future monies payable by any Loan Party or any other Guarantor to any Guarantor, whether arising out of a right of subrogation, contribution or otherwise, are assigned to the Lender as security for such Guarantor’s liability to the Lender hereunder and are postponed and subordinated to the Lender’s prior right to Payment in Full of all of the Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for the Lender. This assignment, postponement and subordination shall only terminate when all of the Obligations are Paid in Full.

(e) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of the Lender. Each Loan Party agrees to give full effect to the provisions hereof.

15.10 Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, the Lender may, without notice to or demand upon any Loan Party, any Guarantor or any other Person, declare all or any portion of the Obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Obligations of each Guarantor. Upon such declaration by the Lender, the Lender and any of its Affiliates are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender to or for the credit or the account of any Guarantor against any and all of the Obligations of each Guarantor now or hereafter existing hereunder in accordance with the terms of this Agreement, whether or not the Lender shall have made any demand hereunder against any other Loan Party and although such Obligations may be contingent and unmatured. The rights of the Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which the Lender may have. Upon such declaration by the Lender, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), the Lender shall have the full right on the part of the Lender in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, the Lender and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for the Lender and will pay to the Lender forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to the Lender, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to the Lender. Each Guarantor agrees that no payment on account of the Claims or any Lien therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

15.11 Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including the Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against the Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.12 Interest.

All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to the Term Loan.

15.13 Guarantor’s Investigation.

Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents. Each Guarantor has made an independent investigation of Loan Parties and of the financial condition of Loan Parties. The Lender has not made, and the Lender does not hereby make, (a) any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party, or (b) any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Section 15 applies as specifically herein set forth. Neither the Lender nor any officer, agent or employee of the Lender or any representative thereof, has made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

15.14 Termination of Guarantee.

Subject to reinstatement as provided in Section 15.8, the provisions of this Section 15 shall remain in effect until all of Obligations have been Paid in Full.

15.15 Extension of Guarantee.

Without prejudice to the generality of this Section 15, each Guarantor expressly confirms that it intends that the guarantee provided in this Section 15 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the provisions of this Agreement or any Other Document and/or any facility or amount made available hereunder or thereunder.

15.16 Applicability to Borrowers.

Without limiting any of any Borrower’s obligations under this Agreement or any Other Document, each Borrower shall also be considered a Guarantor for purposes of this Section 15 to the extent such Borrower is not directly and primarily obligated with respect to the Obligations.

16. MISCELLANEOUS.

16.1 Governing Law; Consent to Jurisdiction; Etc.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of laws principles; provided, that the exercise of any rights and remedies with respect to the Collateral of the Canadian Guarantor shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any Other Document may be brought in any court of competent jurisdiction located in the County and State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Administrative Borrower (on behalf of the Borrowers) at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender’s option, by service upon Administrative Borrower (on behalf of the Borrowers) which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Other Document (except to the extent, if any, expressly provided otherwise in any Other Document), shall be brought only in a federal or state court located in the City of New York, State of New York.

16.2 Entire Understanding; Amendments.

(a) This Agreement and the Other Documents executed concurrently herewith or on or after the Closing Date contain the entire understanding between each Loan Party and the Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees of the Lender to any Loan Party not herein contained or not contained in any Other Document executed on or after the Closing Date shall have no force and effect. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing pursuant to clause (b) below. Any Default or Event of Default that occurs hereunder shall continue unless and until expressly waived in writing pursuant to clause (b) below. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Neither any amendment, modification or waiver of any provision of this Agreement, the Term Note, or any Other Document, nor any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lender and all parties to such Other Document, and then such amendment, waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. No notice to or demand on any Loan Party in any instance shall entitle any Loan Party to any other or future notice or demand in the same, similar or other circumstances.

16.3 Successors and Assigns; Participations; New Lenders; Taxes.

(a) This Agreement and the Other Documents shall be binding upon and inure to the benefit of each Loan Party and the Lender, all future holders of the Obligations and their respective successors and assigns; except, that, no Loan Party may assign or transfer any of its rights or obligations under this Agreement or any Other Document (other than pursuant to a merger or consolidation of Loan Parties permitted hereunder) without the prior written consent of the Lender.

(b) Anything in this Agreement or any Other Document to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Term Loan and/or other interests hereunder and/or under any Other Document (any such Person, a “Participant”). In the event of a sale by the Lender of a participating interest to a Participant, (a) the Lender’s obligations hereunder and under the Other Documents shall remain unchanged for all purposes, (b) Loan Parties and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s rights and obligations hereunder and under the Other Documents and (c) all amounts payable by Loan Parties shall be determined as if the Lender had not sold such participation and shall be paid directly to the Lender. Loan Parties agree that if amounts outstanding under this Agreement or any Other Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of the Lender and shall be subject to the obligation of each Participant to share with the Lender its share thereof. Loan Parties also agree that each Participant shall be entitled to the benefits of Section 2.13 below as if it were the Lender. Notwithstanding the granting of any such participating interests: (i) Loan Parties shall look solely to the Lender for all purposes of this Agreement, the Other Documents and the transactions contemplated hereby, (ii) Loan Parties shall at all times have the right to rely upon any waivers or consents signed by the Lender as being binding upon all of the Participants, and (iii) all communications in respect of this Agreement and such transactions shall remain solely between Loan Parties and the Lender (exclusive of Participants) hereunder. The Lender shall maintain, as a non-fiduciary agent of the Borrowers, a register as to the participations granted and transferred under this Section containing the same information specified in Section 16.3(d) on the Register as if each Participant were a Lender.

(c) Anything in this Agreement or any Other Document to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer and assign all or any interests in its Term Loan and/or other interests hereunder and/or under any Other Document to any Person (an “Assignee Lender”) as the Lender may determine. Upon any such transfer or assignment, the Assignee Lender shall be deemed to succeed (to the extent of the interest transferred or assigned) to the rights and obligations of the Lender for all purposes of this Agreement and the Other Documents, and in the case of a partial transfer or assignment, the Loan Parties shall, and shall cause each Subsidiary to, execute, acknowledge and deliver to the Lender and the Assignee Lender all amendments and modifications to this Agreement and the Other Documents required by the Lender and the Assignee Lender in connection therewith, including, without limitation, to reflect a multi-lender credit facility, including, without limitation, to institute inter-lender voting provisions, waterfall provisions, assignment provisions, and agency provisions, in each in form and substance acceptable to the Lender and the Assignee Lender. Notwithstanding any provision of this Agreement or any Other Document to the contrary, the Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the Other Documents to secure obligations of the Lender, including, without limitation, any pledge or grant to secure obligations to a Federal Reserve Bank.

(d) In respect of any negotiation, transfer or assignment of all or any portion of the Lender’s interest in this Agreement, the Term Note and/or any Other Documents at any time and from time to time, the following provisions shall be applicable:

(i) The Administrative Borrower, or any agent appointed by the Administrative Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Term Note hereunder, and the principal amount and stated interest payable to such Person under such Person’s Term Note. The Administrative Borrower hereby irrevocably appoints the Lender (and/or any subsequent Lender appointed by the Lender then maintaining the Register) as the Administrative Borrower’s non-fiduciary agent for the purpose of maintaining the Register.

(ii) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to the Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(iii) Subject to receipt of any required tax forms reasonably required by the Lender, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in the Term Note or Other Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 16.3(d). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and the Borrowers and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Loan Parties authorize the Lender to disclose to any Participant or Assignee Lender and any prospective Participant or Assignee Lender (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under this Section 16.3) any and all financial and other information in the Lender’s possession concerning Loan Parties which has been delivered to the Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with the Lender’s credit evaluation of Loan Parties.

(f) Each Assignee Lender or Participant organized under the laws of a jurisdiction outside the United States, and from time to time thereafter if either requested by the Borrowers (or Administrative Borrower on behalf of the Borrowers) or the Lender or upon the obsolescence or expiration of any previously delivered form, shall provide the Lender and Administrative Borrower (on behalf of the Borrowers) with (i) two (2) original executed copies of a correct and completed IRS Form W-8BEN, W-8ECI, or W-8IMY (with appropriate attachments), as appropriate, or any successor or other form prescribed by the IRS, certifying that payments to such Assignee Lender or Participant are not subject to United States federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Assignee Lender or Participant of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of an income tax treaty to which the United States is a party or such Assignee Lender or Participant is otherwise exempt, (ii) or to the extent permitted by law, each such Assignee Lender or Participant may provide Administrative Borrower (on behalf of the Borrowers) and the Lender with two original executed copies of IRS Form W-8BEN, or any successor form prescribed by the IRS, certifying that such Assignee Lender or Participant is exempt from United States federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, together with an annual certificate stating that such Assignee Lender or Participant is not a “person” described in Section 871(h)(3) or 881(c)(3) of the Code and (iii) a duly completed and executed IRS Form W-8BEN or W 9, as appropriate, or any successor or other form establishing an exemption from United States federal backup withholding tax. Each such Assignee Lender or Participant further agrees to complete and deliver to Administrative Borrower (on behalf of the Borrowers), upon its request, such other forms or other documentation as may be appropriate to minimize any withholding tax on payments pursuant to this Agreement under the laws of any other jurisdiction unless such completion and delivery may in any event be disadvantageous for such Assignee Lender or Participant. For purposes of this subsection (f), the term “United States” shall have the meaning specified in Section 7701 of the Code. Each Assignee Lender or Participant that is a United States person, shall provide the Lender and Administrative Borrower with two original executed IRS Form W-9s, certifying as to status for United States federal back up withholding tax purposes.

(g) At the request of the Lender from time to time both before and after the Closing Date, Loan Parties will assist the Lender in the syndication of the credit facility provided pursuant to this Agreement and the Other Documents. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by Loan Parties and their advisors, (iii) providing the Lender with all information reasonably deemed necessary by the Lender to successfully complete the syndication, (iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by Loan Parties to be reasonable at the time made, and (v) participation of Loan Parties’ senior management in meetings and conference calls with potential lenders at such times and places as the Lender may reasonably request.

(h) If a payment made to any Lender hereunder or under any Other Document would be subject to withholding tax imposed by FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA, such Lender shall deliver to Administrative Borrower, at the time or times prescribed by applicable law or as reasonably requested by Administrative Borrower, (i) two (2) accurate, complete and signed certifications prescribed by applicable law or reasonably satisfactory to Administrative Borrower that establish that such payment is exempt from withholding tax imposed by FATCA and (ii) any other documentation reasonably requested by Administrative Borrower sufficient for Administrative Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting and other requirements of FATCA.

16.4 Application of Payments.

The Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or the Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Lender.

16.5 Indemnity/Currency Indemnity.

(a) Each Loan Party shall indemnify the Lender and each of its officers, directors, Affiliates, employees, representatives and agents (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against the Lender in any litigation, proceeding, dispute or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not the Lender is a party thereto; except, that, no Indemnitee shall be entitled to indemnification hereunder to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Upon learning of any matter described above for which any Indemnitee may want to seek indemnity from any Loan Party, such Indemnitee shall promptly notify Administrative Borrower of such matter; provided, that, the failure to do so shall not in any manner limit, impair or affect Loan Parties’ indemnification obligations hereunder. Nothing contained herein or in any Other Document shall prohibit any Loan Party from seeking contribution or indemnity from any Person other than the Lender.

(b) If for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”) (including any Currency Due for the purposes of Section 2.3) then, to the extent permitted by law, conversion shall be made at the exchange rate selected by the Lender on the Business Day before the day on which judgment is given (or for the purposes of Section 2.3 on the Business Day on which the payment was received by the Lender). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, Borrowers shall to the extent permitted by law, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by the Lender in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Other Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 2.3) which the Lender is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.3) originally due to it, Borrowers shall to the extent permitted by law jointly and severally indemnify and save the Lender harmless from and against loss or damage arising as a result of such deficiency.

16.6 Notice.

Any notice or request required to be given hereunder to any Loan Party or to the Lender shall be in writing (except as expressly provided herein) at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6. Any notice or request required to be given hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) facsimile to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or request required to be given hereunder shall be deemed given on the earlier of (i) actual receipt thereof, and (ii) (A) one Business Day following posting thereof by a recognized overnight courier, (B) three (3) days following posting thereof by registered or certified mail, return receipt requested, or (C) upon the sending thereof when sent by facsimile with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

If to the Lender at:

Comvest Capital II, L.P.

525 Okeechobee Blvd., Suite 1050

West Palm Beach, Florida 33401

Attention:          Greg Reynolds

Telephone:        561-727-1830

Facsimile:          561-727-2100

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Suite 4400

Chicago, Illinois 60606

Attention:         Michael L. Boykins

Telephone:        (312) 984-7599

Facsimile:         (312) 277-7630

If to a Lender other than Comvest, as specified in the applicable assignment agreement.

If to any Borrower or any Loan Party:	Primo Water Corporation 104 Cambridge Plaza Drive Winston-Salem, North Carolina 27104 Attention: Mark Castaneda Telephone: (336) 331-4047 Facsimile: (336) 331-4247

16.7 Survival.

The obligations of Loan Parties under Sections 2.13, 2.15, 16.5 and 16.10 shall survive termination of this Agreement and the Other Documents and Payment in Full of the Obligations.

16.8 Postponement of Subrogation, Etc. Rights.

Each Loan Party expressly agrees not to exercise, until Payment in Full of all of the Obligations, any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement.

16.9 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.10 Expenses.

The Borrowers shall reimburse the Lender for all costs and expenses (including without limitation, travel expenses) paid or incurred by the Lender in connection with this Agreement and the Other Documents, including, without limitation:

(a) reasonable attorneys’ fees and disbursements incurred by the Lender (i) in all efforts made to enforce payment of any Obligations or collection of or other realization upon any Collateral, (ii) in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement and the Other Documents, (iii) in connection with the enforcement of this Agreement or any Other Document, and (iv) in enforcing the Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise;

(b) reasonable attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, appraisers and other professionals incurred by the Lender and other costs and expenses incurred by the Lender (i) in connection with the preparing, negotiating, entering into or performing this Agreement and/or the Other Documents, any amendment, waiver, consent or other modification with respect thereto and the administration, work-out or enforcement of this Agreement and the Other Documents, (ii) in instituting, maintaining, preserving and foreclosing on Liens on any of the Collateral, whether through judicial proceedings or otherwise, (iii) in connection with any advice given to the Lender with respect to its rights and obligations under this Agreement and all Other Documents or (iv) that the Lender reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement and the Other Documents; and

(c) reasonable fees and disbursements incurred by the Lender in connection with any appraisals of Inventory, Equipment or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Other Documents (it being understood that Borrowers shall not be responsible for more than (i) one (1) appraisal of Inventory during such year unless an Event of Default has occurred and is continuing, in which case Borrowers shall be responsible for such appraisals of Inventory as the Lender may request; and (ii) two (2) field examinations during such year unless an Event of Default has occurred and is continuing, in which case Borrowers shall be responsible for such field examinations as the Lender may request).

16.11 Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.12 Consequential Damages.

None of the Lender, any Loan Party nor any agent or attorney for any of them, shall be liable for special, punitive, exemplary, indirect or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.13 Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.14 Counterparts; Facsimile or Emailed Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

16.15 Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.16 Confidentiality; Sharing Information.

(a) The Lender, each Assignee Lender and each Participant shall hold all non-public information designated as confidential and obtained by the Lender, such Assignee Lender or such Participant pursuant to the requirements of this Agreement in accordance with the Lender’s, such Assignee Lender’s or such Participant’s customary procedures for handling confidential information of this nature; provided, however, that, the Lender, each Assignee Lender and each Participant may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to the Lender or to any prospective Assignee Lender or Participant (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under Section 16.3), (iii) that ceases to be non-public information through no fault of the Lender, and (iv) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that, (A) unless specifically prohibited by applicable law or court order, the Lender, each Assignee Lender and each Participant shall use reasonable efforts prior to disclosure thereof, to notify Administrative Borrower (on behalf of the Borrowers) of the applicable request for disclosure of such non-public information (1) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender, any Assignee Lender or any Participant by such Governmental Body) or (2) pursuant to legal process, and (B) in no event shall the Lender, any Assignee Lender or any Participant be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of the Lender, any Assignee Lender or any Participant constituting possessory Collateral once all of the Obligations have been Paid in Full.

(b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Lender or by one or more Subsidiaries or Affiliates of the Lender and each Loan Party hereby authorizes the Lender to share any information delivered to the Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Lender to enter into this Agreement, to any such Subsidiary or Affiliate of the Lender, it being understood that any such Subsidiary or Affiliate of the Lender receiving such information shall be bound by the provision of this Section 16.16 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

16.17 Publicity.

The Lender shall not make any announcements of the financial arrangement entered into among Loan Parties and the Lender, including, without limitation, announcements which are commonly known as tombstones, unless the Administrative Borrower provides its prior written consent. In addition, the Lender shall not include, without the prior written consent of the Administrative Borrower, any Loan Party’s name or logo in select transaction profiles and client testimonials prepared by the Lender for use in publications, company brochures and other marketing materials of the Lender. Subject to the Lender’s prior written approval (which shall not be unreasonably withheld or delayed), Loan Parties shall have the right to make appropriate announcements of the financial arrangement entered into among Loan Parties and the Lender in such publications and to such selected parties as Loan Parties deem appropriate; except, that, Loan Parties shall have the right to make any disclosure required by law or by applicable SEC regulations without any requirement to obtain prior written approval.

16.18 Patriot Act Notice.

The Lender, in accordance with the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), hereby notifies Loan Parties that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Loan Parties, including the name and address of each Loan Party and other information allowing the Lender to identify Loan Parties in accordance with such act.

16.19 Conflict with Intercreditor Agreement.

Each of the parties hereto acknowledge and agree that whenever (a) any term or provision of this Agreement or any term or provision of any Other Document are incapable of being performed or complied with if the Loan Parties are also required to perform and comply with the terms and provisions of the Revolving Loan Documents, and (b) such conflict is resolved pursuant to the terms and provisions of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall govern and control, and the failure of the Loan Parties to comply with the terms and provisions of this Agreement and the Other Documents shall not constitute a breach of any such terms or provisions of this Agreement and such Other Documents.

[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:

PRIMO WATER CORPORATION

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

PRIMO PRODUCTS, LLC

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

PRIMO DIRECT, LLC

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

PRIMO REFILL, LLC

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

PRIMO ICE, LLC

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTOR:

PRIMO REFILL CANADA CORPORATION

By:	/s/ Mark Castaneda

Name:	Mark Castaneda
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

COMVEST CAPITAL II, L.P.,
as Lender

By:	ComVest Capital II Partners, L.P., its General Partner
By:	ComVest Capital II Partners UGP, LLC, its General Partner

By:	/s/ Greg Reynolds

Name:

Title: